Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of July 25, 2018

by and among

AGC, INC.,

(the “Buyer”)

PARK ELECTROCHEMICAL CORP., AND

PARKNELCO SNC

(collectively, the “Seller”)

Exhibits

Exhibit A – Sample Calculation of Net Working Capital Amount

Exhibit B – IP Transfer Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of July 25, 2018 (this “Agreement”), is entered into by and among AGC, Inc., a Japanese corporation (“Buyer”), Park Electrochemical Corp., a New York corporation (“Parent”), and ParkNelco SNC, an entity organized under the laws of France (“ParkNelco” and together with Parent, both individually and collectively, as the context requires, “Seller”). Defined terms used herein have the meanings set forth in Section 10.13.

W I T N E S S E T H

WHEREAS, Parent owns all of the issued and outstanding Equity Interests of each of (a) Nelco Products, Inc., a Delaware corporation (“Nelco Products”), and (b) Neltec, Inc., a Delaware corporation (“Neltec”) (collectively, the “Acquired Subsidiaries”);

WHEREAS, Parent owns all of the issued and outstanding Equity Interests of each of (a) Park Sales Corp., a Delaware corporation (“Park Sales”), (b) Park Advanced Product Development Corp., a Delaware corporation (“PAPD”), and (c) Neluk, Inc., a Delaware corporation (“Neluk”);

WHEREAS, Parent owns 1,199 shares of the share capital of ParkNelco SNC, an entity organized under the laws of France (“ParkNelco”), and Neluk owns one (1) share of the share capital of ParkNelco, which together constitute all of the issued and outstanding Equity Interests of ParkNelco;

WHEREAS, ParkNelco owns (a) 99,997 shares of the share capital of Neltec SA, an entity organized under the laws of France (“Neltec SA”), and each of Brian Shore, Matt Farabaugh and Steve Gilhuley (together the “Neltec SA Individual Shareholders”) owns one share of the share capital of Neltec SA, which together constitute all of the outstanding Equity Interests of Neltec SA (the “Neltec SA Equity”), and (b) all of the issued and outstanding Equity Interests of Neltec Europe S.A.S., an entity organized under the laws of France (“Neltec Europe”);

WHEREAS, Parent owns all of the issued and outstanding Equity Interests (the “Nelco SG Equity”) of Nelco Products Pte. Ltd., an entity organized under the laws of Singapore (“Nelco SG”);

WHEREAS, Nelco SG owns all of the outstanding Equity Interests (the “Nelco PRC Equity”) of Nelco Technology (Zhuhai FTZ) Ltd., an entity organized under the laws of China (“Nelco PRC”);

WHEREAS, following the date of this Agreement, and prior to the Closing, the following transactions shall be effectuated (a)(i) Parent shall create a corporation organized under the laws of Singapore (“SG Holdco”), which shall be a wholly-owned Subsidiary of Parent, (ii) Parent shall contribute all of the Nelco SG Equity to SG Holdco, and (iii) following such contribution, Nelco SG shall file IRS Form 8832 to be treated as a disregarded entity for U.S. federal income Tax purposes with an effective date of such election no later than the Closing Date, (b) Parent shall transfer, assign and convey the Transferred Parent Assets, free and clear of all Liens (other than Permitted Liens), to Neltec, (c) Parent, PAPD and Park Sales shall transfer those Transferred Employees then employed by it to Neltec, and Neltec intends to hire such Transferred Employees, (d) PAPD shall transfer, assign and convey the Transferred PAPD Assets to Neltec, (e) Nelco Products shall transfer, assign and convey the Fullerton Assets and Fullerton Liabilities to Parent, and (f) Nelco SG shall distribute to SG Holdco the Nelco SG Excluded Assets (collectively, the “Reorganization Transactions”);

WHEREAS, Buyer owns all of the issued and outstanding Equity Interests of each of AGC America, Inc., a Delaware corporation (“AGC America”) and AGC Finance Co., Ltd., a Japanese corporation (“AGC Finance”); and

WHEREAS, subject to the terms and conditions set forth herein and after giving effect to the Reorganization Transactions, (a) Parent desires to sell, transfer, assign and convey to AGC America, and Buyer desires to cause AGC America to purchase and acquire from Parent, all of the Equity Interests of each Acquired Subsidiary, (b) ParkNelco desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and acquire from Parent, all of the Neltec SA Equity held by ParkNelco, (c) Seller desires to have each of the Neltec SA Individual Shareholders sell, transfer, assign and convey to AGC Finance, and Buyer desires to cause AGC Finance to purchase and acquire from the Neltec SA Individual Shareholders, all of the Neltec SA Equity held by each of the Neltec SA Individual Shareholders, and (d)  Parent desires to cause SG Holdco to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and acquire from SG Holdco, all of the Nelco SG Equity.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Buyer and Parent hereby agree as follows:

Article I

Pre-Closing Reorganization; Purchase and Sale of Purchased Equity

Section 1.1     Pre-Closing Reorganization. Upon the terms and subject to the conditions set forth in this Agreement, following the date of this Agreement, and prior to the Closing, Parent hereby covenants, represents and warrants that it shall, and shall cause each applicable Affiliate to, consummate the Reorganization Transactions. All Reorganization Transactions shall be undertaken and consummated pursuant to one or more written Contracts in form and substance reasonably acceptable to, and subject to prior approval (which shall not be unreasonably withheld) by, Buyer. Parent shall provide drafts of each such Contract for Buyer’s review and approval prior to its execution. Parent shall be responsible for obtaining all consents and approvals, providing all notices, taking all other action required to effect and consummate the Reorganization Transactions, and shall pay all costs and expenses (including any Taxes and fees) associated with or otherwise arising from the Reorganization Transactions promptly when any of the same become due.

Section 1.2     Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)     Parent shall sell, convey, assign, transfer and deliver to AGC America, and Buyer shall cause AGC America to purchase, acquire and accept from Parent, all of the Equity Interests of each Acquired Subsidiary (the “Acquired Subsidiary Equity”), free and clear of all Liens;

(b)     ParkNelco shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from ParkNelco, all Neltec SA Equity held by ParkNelco, free and clear of all Liens;

(c)     Seller shall cause each of the Neltec SA Individual Shareholders to shall sell, convey, assign, transfer and deliver to AGC Finance, and Buyer shall cause AGC Finance shall purchase, acquire and accept from the Neltec SA Individual Shareholders, all Neltec SA Equity held by each of the Neltec SA Individual Shareholders, free and clear of all Liens; and

(d)     Parent shall cause SG Holdco to sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from SG Holdco, the Nelco SG Equity free and clear of all Liens.

Article II

Closing; Consideration; Post-Closing Adjustment

Section 2.1     Closing. The closing of this Agreement (the “Closing”) shall take place by conference call and electronic (i.e., e-mail/PDF) means (with exchange of original signatures thereafter by international courier), at the offices of Honigman Miller Schwartz and Cohn LLP, 660 Woodward Avenue, 2290 First National Building, Detroit, MI 48226-3506 at 10:00 a.m. (local time) on the date that is five (5) Business Days following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.2     Debt Payoff. At the Closing, the applicable member of the Company Group or Parent shall pay or otherwise satisfy in a manner reasonably satisfactory to Buyer, the then outstanding Indebtedness Amount of such member of the Company Group (other than the intercompany amount outstanding between Nelco SG and Nelco PRC), in accordance with any such payoff letters provided by Parent to Buyer pursuant to Section 5.2, by wire transfer of immediately available funds to the account(s) specified in such payoff letters by the holders of such Indebtedness. Parent shall not cancel or otherwise resolve the Indebtedness Amount in a manner that results in any tax becoming due, regardless of whether such tax is settled by cash payment or utilization of tax attributes.

Section 2.3     Transaction Expenses Payment. At the Closing, Parent shall pay, or cause to be paid, on behalf of itself and each member of the Company Group, all Transaction Expenses in accordance with the Closing Statement by wire transfer of immediately available funds to the account(s) of the relevant member(s) of the Company Group as may be specified therein and such Company Group member(s) shall pay such Transaction Expenses to the parties to which such amounts are owed; provided that any amounts treated as compensation to any current or former employee of Parent or any member of the Company Group shall be paid to Parent or the applicable member of the Company Group, which shall pay such amounts, less applicable withholding Taxes, to the applicable employees effective immediately prior to the Closing.

Section 2.4     Estimated Consideration.

(a)     At least five (5) Business Days prior to the Closing Date, Parent shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth its good faith estimates of (i) the amount of adjustments to the Net Working Capital Amount as a result of the Reorganization Transactions, if any (the “NWC Adjustment Amount”), (ii) (A) the Cash Amount (the “Estimated Cash Amount”), (B) the Indebtedness Amount (the “Estimated Indebtedness Amount”), (C) the Net Working Capital Amount (the “Estimated Net Working Capital Amount”), (D) the Transaction Expenses, and (E) the amount of accrued and unpaid income Taxes of the Acquired Subsidiaries, Nelco SG and Neltec SA, in each case, for Pre-Closing Tax Periods other than (1) US federal income Tax , (2) state income Tax of the Acquired Subsidiaries attributable to any such Acquired Subsidiary being a member of an affiliated, consolidated, combined or unitary group with Parent and/or its Affiliates, and (3) income Tax of Neltec SA attributable to Neltec SA being a member of a consolidated group with ParkNelco (the “Estimated Tax Payment Amount”) and (iii) the Estimated Consideration attributable to the Acquired Subsidiaries and each of Nelco SG and Neltec SA.

(b)     Contemporaneously with the Closing, (i) Buyer shall cause AGC America to pay Parent the Estimated Consideration attributable to the Acquired Subsidiaries, (ii) Buyer shall pay to Parent, on behalf of SG Holdco, the Estimated Consideration attributable to Nelco SG, and (iii) Buyer shall, and shall cause AGC Finance to, pay Parent, on behalf of ParkNelco (for the ratable benefit of ParkNelco and the Neltec SA Individual Shareholders), the Estimated Consideration attributable to Neltec SA. Such payment(s) shall be made to Parent by wire transfer of immediately available funds to the account(s) designated by Parent prior to the Closing.

Section 2.5     Determination of Final Consideration.

(a)     As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer shall deliver to Parent a consolidated balance sheet of the Company Group as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement showing the calculation of the Cash Amount, the Indebtedness Amount, the Net Working Capital Amount derived from the Closing Balance Sheet, the amount of accrued and unpaid income Taxes of the Acquired Subsidiaries, Nelco SG and Neltec SA, in each case, for Pre-Closing Tax Periods other than (1) US federal income Tax , (2) state income Tax of the Acquired Subsidiaries attributable to any such Acquired Subsidiary being a member of an affiliated, consolidated, combined or unitary group with Parent and/or its Affiliates, and (3) income Tax of Neltec SA attributable to Neltec SA being a member of a consolidated group with ParkNelco (the “Closing Tax Amount”) and any unpaid Transaction Expenses, which shall present the Cash Amount, Closing Tax Amount, and the Indebtedness Amount, in the aggregate and separately for the Acquired Subsidiaries and each of Nelco SG and Neltec SA (together with the Closing Balance Sheet, the “Preliminary Statement”). The Closing Balance Sheet shall be prepared and the Net Working Capital Amount shall be determined (the following referred to herein as the “Accounting Principles”) on a consolidated basis in accordance with Parent’s past practices to the extent compliant with GAAP, and, to the extent not compliant with GAAP, in accordance with and compliant with GAAP. The parties acknowledge that the purpose of preparing the Closing Balance Sheet and determining the Cash Amount, Indebtedness Amount, Closing Tax Amount, and Net Working Capital Amount and the related purchase price adjustment contemplated by this Section 2.5 is to (i) measure the Cash Amount, Closing Tax Amount, Indebtedness Amount and (ii) measure changes in the Net Working Capital Amount against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the Cash Amount, Closing Tax Amount, Indebtedness Amount, Net Working Capital Amount. Buyer shall provide Parent and its accountants and other representatives reasonable access to review Buyer’s books and records and any work papers related to the preparation of the Preliminary Statement and the adjustments contemplated thereby. Parent and its accountants and other representatives may make inquiries of Buyer and their respective accountants regarding questions or disagreements, and Buyer shall use its reasonable best efforts to cause any such accountants to cooperate with and respond to such inquiries. At the request of Parent, Buyer shall make available its personnel and accountants to advise and assist Parent in its review of the Preliminary Statement and any objections or disputes with respect thereto.

(b)     If Parent has any objections to the Preliminary Statement, Parent shall deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within forty-five (45) days after delivery of the Preliminary Statement to Parent, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. Parent and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, Parent and Buyer shall submit such dispute to BDO USA, LLP, if BDO USA, LLP is unable to serve, Buyer and Parent shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Parent’s accountants or Buyer’s accountants (the “Valuation Firm”), to resolve the items that remain in dispute. Any further submissions to the Valuation Firm must be written and delivered to Parent and Buyer. The Valuation Firm shall make a final determination of the Cash Amount, Closing Tax Amount, Indebtedness Amount, Net Working Capital Amount, and the resulting Aggregate Final Consideration calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the terms of this Agreement (including, the Accounting Principles), without regard to principles of equity. The Valuation Firm shall apply the provision of this Section 2.5 solely to the items in dispute, and shall have no authority or power to alter, modify or amend, add to or subtract from any term or provision of this Agreement. None of Buyer, Parent nor any of their respective representatives or Affiliates shall have any ex parte communications or meetings with the Valuation Firm regarding the subject matter hereof without the other Party’s prior written consent. The Valuation Firm shall not assign a value to any disputed item greater than the greatest value or smaller than the smallest value assigned to such item by Buyer, on the one hand, or Parent, on the other hand. Buyer and Parent shall request the Valuation Firm to render its decision in writing as promptly as practicable (but in no event later than thirty (30) days after its engagement). The parties shall cooperate with the Valuation Firm during the term of its engagement, including by executing a customary engagement letter. The determination by the Valuation Firm of the Cash Amount, Indebtedness Amount, Closing Tax Amount, Net Working Capital Amount and the resulting Aggregate Final Consideration calculated with reference thereto, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties. The fees and expenses of the Valuation Firm shall be borne by Buyer, on the one hand, and Parent, on the other hand, based upon the percentage which the portion of the contested amount not awarded to such Party bears to the amount contested as determined by the Valuation Firm. The Valuation Firm shall act as an expert, not an arbitrator.

Section 2.6     Post-Closing Adjustment Payment.

(a)     If the Aggregate Final Consideration is greater than the Aggregate Estimated Consideration, Buyer shall promptly (but in any event within five (5) Business Days) pay, or cause to be paid, to Parent the amount of such excess, by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to Buyer.

(b)     If the Aggregate Final Consideration is less than the Aggregate Estimated Consideration, Parent shall promptly (but in any event within five (5) Business Days) pay, or cause to be paid, to Buyer the amount of such difference by wire transfer of immediately available funds to the account(s) designated by in writing by Buyer to Parent.

(c)     The Transaction Expenses stated in the Preliminary Statement shall be paid by Parent to the relevant member of the Company Group, for payment to the persons to which such amounts are owed, at the same time as the payment under Section 2.6(a) or Section 2.6(b) shall be made.

(i)     If the Transaction Expenses set forth in the Preliminary Statement are greater than as set forth in the Closing Statement, the excess shall be paid by Parent by wire transfer of immediately available funds to the account(s) as may be specified in the Preliminary Statement, and

(ii)     if the Transaction Expenses set forth in the Preliminary Statement are less than as set forth in the Closing Statement, the excess shall be paid by Buyer or the relevant parties that received the payment of Transaction Expenses made by Parent in accordance with Section 2.3 by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to Buyer. The payments hereunder shall be made at the same time as the payment under Section 2.6(a) or (b).

Article III

Representations and Warranties of Parent

Parent represents and warrants to Buyer that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case Parent represents and warrants to Buyer as of such other date), except as disclosed in the disclosure schedule delivered to Buyer simultaneously with the execution of this Agreement (the “Disclosure Schedule”):

Section 3.1     Organization, Standing and Corporate Power. Parent and each member of the Company Group is an entity validly existing and in good standing under the Laws of such Person’s jurisdiction of formation and has all requisite entity power and authority necessary to own or lease all of its properties and assets and to conduct its business as it is now being conducted. Parent and each member of the Company Group is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Group Material Adverse Effect.

Section 3.2     Authority; Noncontravention.

(a)     Parent has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent under this Agreement and the other Transaction Documents, and the consummation of the Transactions, have been duly authorized and approved by the board of directors of Parent, to the extent required by Law, and no other corporate action on the part of Parent is necessary to authorize the execution and delivery of and performance by Parent under this Agreement or the Transaction Documents and the consummation by it of the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by Buyer, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)     Except as set forth on Schedule 3.2(b), neither the execution and delivery of this Agreement or the Transaction Documents by Parent, nor the consummation by Parent of the Transactions, nor compliance by Parent with any of the terms or provisions hereof, will (i) materially conflict with or materially violate any provision of Parent Organizational Documents or Company Group Organizational Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Parent or any member of the Company Group or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract listed on Schedule 3.14 to which Parent or any member of the Company Group is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of Parent or any member of the Company Group, other than, in the case of clauses (ii) and (iii), as would not have a Company Group Material Adverse Effect.

Section 3.3     Governmental Approvals. Except for (a) as set forth on Schedule 3.3, or (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement or the Transaction Documents by Parent and the consummation by Parent of the Transactions, other than as would not have a Company Group Material Adverse Effect.

Section 3.4     Subsidiaries. Schedule 3.4 sets forth the name and jurisdiction of organization of each member of the Company Group and each Person in which any member of the Company Group owns or holds any option or right to acquire any stock, partnership interest, joint venture interest or other equity ownership. Except as set forth on Schedule 3.4, each member of the Company Group is validly existing and in good standing under the laws of the jurisdiction of its organization. The outstanding Equity Interests of each member of the Company Group are owned as described on Schedule 3.4, free and clear of all Liens, pledges, security interests and transfer restrictions other than Permitted Liens, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”), and other applicable foreign or domestic securities laws. All of the Equity Interests of each member of the Company Group have been validly issued and are fully paid and non-assessable. Neither Parent nor any member of the Company Group is party to any option, warrant, purchase right or other Contract that could require any member of the Company Group to sell, transfer or otherwise dispose of any Equity Interests of any member of the Company Group (other than this Agreement).

Section 3.5     Financial Statements; Undisclosed Liabilities.

(a)     Parent has previously furnished to Buyer the Company Group’s unaudited consolidated balance sheet as of February 25, 2018 (the “Latest Balance Sheet”) and as of February 26, 2017 and February 28, 2016, and the related consolidated statement of operations for the twelve-month periods then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared, in each case, in conformity in all material respects with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company Group (taken as whole) as of the dates and for the periods referred to therein consistent with the books and records of Parent and each member of the Company Group, subject to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments.

(b)     As of the date hereof, no member of the Company Group has any material liabilities that would be required to be reflected or reserved against on a consolidated balance sheet of the Company Group prepared in accordance with GAAP, except for liabilities (i) reflected or reserved against on the Latest Balance Sheet (including any notes thereto or in the notes to the other Financial Statements), (ii) incurred after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions, (iv) disclosed on the Disclosure Schedule, (v) included in the computation of Indebtedness Amount, the Net Working Capital Amount or Transaction Expenses, or (vi) which would not, individually or in the aggregate, have or would reasonably be expected to have a Company Group Material Adverse Effect. This representation will not be deemed breached as a result of a change in applicable Law, the Code or GAAP after the Closing. No representation or warranty is made under this Section 3.5 with respect to Taxes, employee benefits matters or environmental matters, which are covered exclusively by Section 3.9, Section 3.10 and Section 3.11, respectively.

Section 3.6     Absence of Certain Changes.

(a)     From the date of the Latest Balance Sheet to the date hereof, (i) except in connection with the Reorganization Transactions and the Transactions, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any Company Group Material Adverse Effect.

(b)     Except as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet to the date hereof, neither Parent as to any matter pertaining to the Business nor any member of the Company Group has:

(i)     issued, sold or granted any equity securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its equity securities, or any rights, warrants or options to purchase any of its equity securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its equity securities;

(ii)     redeemed, purchased or otherwise acquired any of its outstanding equity securities, or any rights, warrants or options to acquire any of its equity securities;

(iii)     (A) declared, authorized, set aside for payment or paid any dividend on, or made any other distribution in respect of, any equity securities, other than dividends or distributions paid in cash or by any member of the Company Group to Parent or any other member of the Company Group or (B) adjusted, split, combined, subdivided or reclassified any of its equity securities;

(iv)     sold any of its properties or assets that are material to the Company Group taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business, (B) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the Business or (C) transfers among Parent and any member of the Company Group;

(v)     made capital expenditures in excess of $100,000, except (A) as contemplated in any member of the Company Group’s projected expenditures that were made available to Buyer or (B) in the ordinary course of business;

(vi)     made any acquisition (including by merger) of the equity securities or a material portion of the assets of any other Person, except in the ordinary course of business;

(vii)    made any loan to, or entered into any other transaction with, any of its executive officers or members of any board of directors outside the ordinary course of business;

(viii)  entered into any employment Contract (excluding statutorily mandated employment Contracts in France) that is not terminable at will or without further payment or penalty or any collective bargaining agreement, written or oral, or modified the terms of any such existing Contract outside of the ordinary course;

(ix)     terminated any Contract with any customer or supplier involving more than $500,000;

(x)     issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness;

(xi)     increased the compensation of any of its directors, executive officers or employees providing services to the Business, except (A) as required pursuant to applicable Law or the terms of Company Group Plans or other benefit or compensation plans or arrangements or (B) increases in salaries, wages and benefits of employees made in the ordinary course of business (provided that payments of bonuses and other grants and awards made in the ordinary course shall not constitute an increase in compensation);

(xii)     adopted, amended, modified or terminated any Company Group Plans, any profit sharing, incentive, severance, change in control or other plan, policy or arrangement, any as may apply or affect employees providing services to the Business;

(xiii)     adopted or changed any material accounting method or policy;

(xiv)     experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(xv)     entered into any Contract for the sale or other disposition of Intellectual Property;

(xvi)     amended any Company Group Organizational Documents;

(xvii)     adopted a plan or agreement of complete or partial liquidation or dissolution; or

(xviii)    agreed in writing to take any of the foregoing actions.

Section 3.7     Legal Proceedings. Except as set forth on Schedule 3.7, there are no suits or proceedings pending (except for (a) suits or proceedings for which the potential liability (other than for deductibles, retentions and the like) is expected to be covered by applicable insurance policies or (b) any suit or proceeding for which the expected liability is less than $100,000) or, overtly threatened in writing against Parent, solely with respect to the Transferred Parent Assets, or any member of the Company Group, before or by any Governmental Authority, which if determined adversely to Parent or any member of the Company Group would result in, or reasonably be expected to result in, a material liability of any member of the Company Group or could adversely affect Parent’s or any member of the Company Group’s timely performance under this Agreement or consummation of the Transactions, and neither Parent nor any member of the Company Group is subject to any outstanding judgment, order or decree of any Governmental Authority the violation of which would result in or reasonably be expected to result in a material liability of any member of the Company Group or could adversely affect Parent’s or any member of the Company Group’s timely performance under this Agreement or consummation of the Transactions.

Section 3.8     Compliance With Laws; Permits.

(a)     Each member of the Company Group is, and during the past three (3) years has been, in material compliance with all laws, statutes, ordinances, codes, regulations, decrees, judgments, injunctions and orders of Governmental Authorities (collectively, “Laws”) applicable to any member of the Company Group, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the Criminal Law of China, the Law on Anti-Unfair Competition of China or the Interim Rules on Prevention of Commercial Bribery of China, as amended (collectively, with the FCPA and any other applicable non-U.S. anti-bribery Law, the “Anti-Corruption Laws”), the U.S. Arms Export Control Act and its implementing regulations, the International Traffic in Arms Regulations (22 CFR 120-130) (“ITAR”), the U.S. Export Administration Regulations (15 CFR 730-774) (“EAR”) and the Laws implemented by the Office of Foreign Assets Control, U.S. Department of the Treasury (31 CFR 500 et. seq), except where any instance of such noncompliance would not have a Company Group Material Adverse Effect. Each member of the Company Group holds, and is in compliance with, all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of the Business (collectively, “Permits”) (other than those under Environmental Laws, which are governed exclusively by Section 3.11), except where such noncompliance would not have a Company Group Material Adverse Effect. The representations in this Section 3.8 shall not be deemed to apply to any member of the Company Group’s compliance with Laws that are exclusively covered by other Sections of this Article III, such as Section 3.11.

(b)     Within the past three (3) years, no member of the Company Group or its respective agents, employees or other Persons acting on its behalf, has taken any act in furtherance of a payment, offer, promise to pay, or authorization or ratification of a payment of any gift, money or anything of value to (i) a government official, or (ii) any Person or entity while knowing or having reasonable grounds to believe that all or a portion of that payment will be passed on to a government official, specifically to obtain or retain business or to secure an improper advantage in violation of the Anti-Corruption Laws.  Since January 1, 2015, no member of the Company Group has received any written allegation related to a violation or potential violation of the Anti-Corruption Laws.

(c)     All of the products produced by each member of the Company Group are properly classified under EAR. Except as set forth on Schedule 3.8(c), all of the products of the Company Group are classified under EAR as ECCN EAR99. No product produced by the Company Group is subject to ITAR. Neither Parent, any member of the Company Group, nor their respective agents, employees or other Persons acting on their behalf, have, within the last three (3) years, knowingly sold any products to prohibited end users or for use in prohibited end uses in violation of U.S. export control laws, including those contained in Part 744 of EAR.

Section 3.9     Tax Matters. Except as set forth on Schedule 3.9:

(a)     Each member of the Company Group has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, all such Tax Returns have been correct in all material respects when so filed, and all Taxes of each member of the Company Group have been timely paid (taking into account any extension of time within which to pay);

(b)     No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against any member of the Company Group that has not been fully paid or adequately reserved for in the Latest Balance Sheet and no such deficiency has been proposed, asserted, or assessed in writing subsequent to the date of the Latest Balance Sheet. No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to material Taxes of any member of the Company Group;

(c)     No member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which is still in effect. All material Taxes required to be withheld by each member of the Company Group have been timely withheld, and such withheld Taxes have been timely paid to the appropriate Governmental Authority.

(d)     No member of the Company Group is a party to or bound by any Tax allocation or sharing agreement (other than any such agreement entered into in the ordinary course of business, the primary focus of which is not Taxes). No member of the Company Group (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent or a member of the Company Group), (ii) has any liability for the Taxes of any Person (other than any member of the Company Group) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or (iii) is or has been a party to any “reportable transaction,” as defined in Code §6707A(c)(1).

(e)     Seller has furnished or made available to Buyer true and complete copies of each Tax Return set forth on Schedule 3.9(e).

(f)     Seller does not expect any Governmental Authority to assess any additional Taxes relating to any member of the Company Group for any period for which Tax Returns relating to each member of the Company Group have been filed. There is no dispute or claim concerning any Tax liability relating to any member of the Company Group either (A) claimed or raised by any authority in writing or (B) as to which Seller and its directors and officers (and employees responsible for Tax matters) of has Knowledge.

(g)     No Acquired Subsidiary has been a U.S. real property holding company (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(h)     Except as set forth on Schedule 3.9(h), there is no agreement, Contract or arrangement to which any member of the Company Group is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G, 162(m), or 404 of the Code.

(i)     All transactions (including but not limited to sales of goods, loans, and provision of services) between each member of the Company Group and (i) Seller or any Subsidiary and (ii) any other Person that is controlled directly or indirectly by the Seller (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration.

(j)     Each member of the Company Group has timely prepared or caused to be prepared all reports and other documentation necessary to avoid the imposition of any penalty under the provisions of Section 6662(e) of the Code.

(k)     Nelco SG is not a member of Parent’s unitary group for United States state Tax purposes and, except in California, the Company Group has treated the federally taxable repatriated earnings as nonbusiness income. For California, the repatriated earnings are treated as "qualified dividends" prescribed by California Revenue and Taxation Code section 24411 and relevant law and eligible for a seventy five percent (75%) dividend received deduction for California franchise tax purposes.

(l)     No member of the Company Group has, nor has it at any time since January 1, 2007, had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it maintained an office or fixed place of business in a country other than the country in which it is organized.

(m)     Seller has collected and remitted all required sales Tax, and has made all necessary sales Tax filings, on and with respect to all of the Company Group’s sales that are subject to sales Tax.

(n)     This Section 3.9 constitutes the sole and exclusive representation and warranty of Seller regarding Tax matters, including all matters arising under Tax Laws.

Section 3.10    Employee Benefit Matters.

(a)      Schedule 3.10(a) sets forth a list of each U.S. Plan and Parent Benefit Plan.

(b)     With respect to each U.S. Plan and Parent Benefit Plan, Parent has made available to Buyer true and complete copies of, as applicable, (i) the current plan and trust document (or, in the case of any unwritten plan, descriptions thereof), (ii) the funding vehicles and Contracts relating to each U.S. Plan, (iii) the most recent determination letter issued by the IRS, (iv) the most recent annual report on Form 5500 required to be filed, (v) the most recent summary plan description (including any summaries of material modifications) provided to participants and (vi) any material ruling or notice issued by any Governmental Authority.

(c)     Each U.S. Plan and Parent Benefit Plan (i) is in a form which complies in all material respects with the requirements of applicable Laws, and (ii) has been administered in material compliance with its terms and in material compliance with the applicable Laws including applicable provisions of ERISA and the Code. There have been no prohibited transactions or breaches of fiduciary duties with respect to the U.S. Plans or Parent Benefit Plans that would reasonably be expected to result in a liability or excise tax under ERISA or the Code being imposed on any of the Acquired Subsidiaries or other Company Group entities.

(d)     No U.S. Plan is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to be tax qualified under Section 401(a) of the Code.

(e)     Neither Parent nor any member of the Company Group maintains, sponsors, contributes to, or has any liability under or with respect to any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) under Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” as defined in Section 3(37) or 4001 of ERISA or Section 414(f) of the Code; (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)     Parent 401(k) Plan is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to be tax qualified under Section 401(k) of the Code and has received a current favorable determination letter from the IRS or may rely upon an current opinion or advisory letter issued by the IRS.

(g)     To the Knowledge of Parent, each Foreign Plan has been administered in material compliance with its terms and in material compliance with applicable Laws.

(h)     There are no actions pending or threatened with respect to any U.S. Plan or Parent Benefit Plan or the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability or action other than routine claims for benefits.

(i)     No U.S. Plan or Parent Benefit Plan provides post-retiree medical, health, life insurance or other welfare-type benefits to any employee, former employee or other individual except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or applicable similar state Law.

(j)     Except as set forth in Schedule 3.10(j), neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any individual to severance pay or increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of any equity grant or other compensation due to any individual, (iii) directly or indirectly cause the Company Group to transfer or set aside any assets to fund benefits under any U.S. Plan or Parent Benefit Plan, (iv) otherwise give rise to a material liability for the Acquired Subsidiaries or other Company Group entities under any U.S. Plan or Parent Benefit Plan, or (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any U.S. Plan following the Closing. No U.S. Plan or Parent Benefit Plan or any other agreement, program, policy or arrangement (including, without limitation, any tax gross-ups or similar payments) by or to which any of the Company Group is bound or otherwise liable, could be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the Transactions or any subsequent termination of employment or services which could constitute an “excess parachute payment” within the meaning of Section 280G of the Code. The Company Group is not under any obligation to gross-up any individual for Taxes incurred under Section 409A or 4999 of the Code.

(k)     For purposes of each U.S. Plan and Parent Benefit Plan, there has been a correct classification of individuals performing services.

Section 3.11     Environmental Matters.

(a)     Except for those matters that would not be reasonably expected to result in a material liability to any member of the Company Group, (i)  each member of the Company Group, and any other entity or person for whose conduct any member of the Company Group may be held responsible, is in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of the Business, (ii) there is no suit, claim or proceeding arising under Environmental Laws (including, relating to or arising from the Release, threatened Release or exposure to any Hazardous Material by any member of the Company Group) that is pending or, to the Knowledge of Parent, threatened against any member of the Company Group, or any entity or person for whose conduct any member of the Company Group may be held responsible or any real property currently owned, operated or leased by any member of the Company Group and (iii) no member of the Company Group has received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including, relating to or arising from the Release, threatened Release or exposure to any Hazardous Material by any member of the Company Group).

(b)     Except as set forth in Schedule 3.11, no member of the Company Group, nor any other entity or person for whose conduct any member of the Company Group may be held responsible, has caused a release of Hazardous Material at any real property currently owned, operated or leased any member of the Company Group or any real property formerly owned, leased or operated by any member of the Company Group (during the period such member of the Company Group was owned by Parent), in a manner that has given or would reasonably be expected to give rise to Liabilities for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws, which, in each case, has given or would reasonably be expect to give rise to a material liability to the Company Group. Neither this Agreement, nor the consummation of the transactions contemplated hereby, will trigger any obligations for investigation, notice, cleanup, notification to or consent of any Governmental Authority (other than the transfer of permits, licenses or approvals in due course) pursuant to any applicable Environmental Law.

(c)     Except as in full compliance with Environmental Laws or as set forth in Schedule 3.11: (i) there are no Hazardous Materials present on or in the environment at the any of the Facilities and (ii) there has been no Release or threat of Release, of any Hazardous Materials at or from the Facilities or, to the Knowledge of Parent, at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets in which any member of the Company Group has or had an interest.

(d)     Parent has delivered to Buyers true and complete copies and results of any reports, studies, analyses, tests, communications or monitoring (including all drafts thereof) in the possession, custody or control of Parent or any member of the Company Group pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any member of the Company Group, or any other person for whose conduct they are or may be held responsible, with Environmental Laws.

(e)     This Section 3.11 constitutes the sole and exclusive representation and warranty of Parent regarding environmental matters, including all matters arising under Environmental Laws.

Section 3.12     Intellectual Property.

(a)     Schedule 3.12(a) sets forth a list of (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications for registration of trademarks, (iii) registered copyrights, (iv) registered Internet domain names, in each case that are owned or will be, upon consummation of the transactions contemplated by the IP Transfer Agreement (which, for the avoidance of doubt, will not require the payment of any additional consideration to Seller by Buyer), (v) transfer packages, which includes the product names of certain Business products, and for which any applicable trade secrets and know-how included therein are owned by each member of the Company Group or included within the Transferred Parent Assets (the “Owned IP”), and (vi) a list of all material Intellectual Property licensed by the Company Group as of the date of this Agreement, excluding all software licenses granted to any member of the Company Group in the ordinary course. A member of the Company Group or Parent owns, or upon consummation of the transactions contemplated by the IP Transfer Agreement will own, the Owned IP free and clear of all Liens, except for Permitted Liens. Such Owned IP, together with the Oracle License, all trade secrets and know-how of the Company Group and Intellectual Property licensed by the Company Group (all of which such Intellectual Property shall continue to be available to the Company Group upon the effectiveness of the Closing on the same terms (other than in respect of the Oracle License and any other licenses that are not, individually or in the aggregate, material to the operation of the Business) as immediately prior thereto), constitutes all of the Intellectual Property necessary to permit the Company Group to conduct, as of the Closing, and giving effect to the Reorganization Transactions, their respective businesses as the same are materially being conducted at the date of this Agreement.

(b)     To the Knowledge of Parent, except as set forth on Schedule 3.12(a)(i), no Person is infringing, misappropriating, diluting or otherwise violating the rights of any member of the Company Group with respect to any Intellectual Property owned by any member of the Company Group, (ii) the operation of the Business as currently conducted does not, and none of its products or services, infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third party and (iii) no member of the Company Group has received any written notice from any third party alleging that the operation of the Business, or any of its products or services, infringes, misappropriates or violates the Intellectual Property of any third party. No Intellectual Property owned by a member of the Company Group is currently involved in any legal or governmental proceedings challenging their scope, validity and/or enforceability, and, to the Knowledge of Parent, no such proceedings are threatened.

(c)     Each member of the Company Group has taken commercially reasonable measures to protect the confidentiality of the material trade secrets of such member of the Company Group except as would not have, individually or in the aggregate, a Company Group Material Adverse Effect. Each current and former employee and consultant of Parent, PAPD, and each member of the Company Group, in each case hired by Parent, PAPD, or a member of the Company Group (as the case may be) to invent, design, develop or otherwise create Intellectual Property used in the Business, has executed an agreement with Parent, PAPD, or the applicable member of the Company Group under which such parties have (i) agreed to hold the proprietary information of Parent, PAPD, or the applicable member of the Company Group in confidence and not disclose the same, directly or indirectly, to any Person not having authorized access to such information without the express written authorization of Parent, PAPD, or the applicable member of the Company Group, and (ii) assigned to Parent, PAPD, or the applicable member of the Company Group all right, title and interest in and to Intellectual Property created or developed by them for or otherwise on behalf of Parent, PAPD, or the applicable member of the Company Group.

(d)     Schedule 3.12(d) lists all material Contracts (other than licenses for commercially available, off-the-shelf software, data, or services and purchase orders entered into in the ordinary course of business) to which any member of the Company Group is a party under which any member of the Company Group is a licensee to any software from a third Person, in each case that involved individual or aggregate payments or consideration of more than $50,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet.

(e)     This Section 3.12 constitutes the sole and exclusive representations and warranties of Parent with respect to all matters relating to Intellectual Property.

Section 3.13     Assets; Property.

(a)     Except as set forth on Schedule 3.13(a), Parent, solely with respect to the Transferred Parent Assets, and each member of the Company Group, owns good title to, or has a valid right to use, all of the material personal property used in the operation of the Business as currently conducted, free and clear of all Liens, except for Permitted Liens, and except for inventory and obsolete personal property disposed of by Parent or a member of the Company Group in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet (and with respect to which any necessary replacement personal property has been obtained). Such personal property constitutes all of the material properties, assets and rights necessary to permit the Company Group to conduct, as of the Closing, and giving effect to the Reorganization Transactions, their respective businesses as the same are being conducted at the date of this Agreement.

(b)     Schedule 3.13(b) sets forth the addresses of all real property owned by any member of the Company Group (the “Owned Real Property”). No member of the Company Group, during the period such member of the Company Group was owned by Parent, has owned any Real Property other than the Owned Real Property. With respect to each Owned Real Property, except as set forth on Schedule 3.13(b), (i) the applicable member of the Company Group has fee simple title (or the foreign equivalent thereof) to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) the applicable member of the Company Group has not leased, subleased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the rights of Buyer pursuant to this Agreement, there are no outstanding reversion rights, options, rights of first offer or rights of first refusal to purchase, occupy, use, lease or sublease such Owned Real Property or any portion thereof. With respect to Owned Real Property, Parent has delivered or made available to Buyer true, complete and correct copies of the deeds (or the foreign equivalent thereof) and other instruments (as recorded) by which a member of the Company Group acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Parent or a member of the Company Group and relating to the Owned Real Property.

(c)     For each parcel of Leased Real Property, Schedule 3.13(c) lists the street address of each Leased Real Property, the name of the Landlord, the rental amount currently being paid, and the expiration of the term of each lease. The real property demised by the leases set forth on Schedule 3.13(c) (the “Leased Real Property”) constitutes all of the real property leased by each member of the Company Group with respect to the Business. To the Knowledge of Parent, the Leased Real Property leases are in full force and effect, and Parent or a member of the Company Group holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the Bankruptcy and Equity Exception. Parent has made available to Buyer complete and accurate copies of each of the leases described on Schedule 3.13(c), and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to Buyer. Neither Parent nor any member of the Company Group is in default in any material respect under any of such leases, and, to the Knowledge of Parent, no other party to any of the leases set forth on Schedule 3.13(c) has a right to terminate, accelerate performance under or otherwise modify any of the leases. Neither Parent nor any member of the Company Group is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possession, lease, occupancy or enjoyment of any Leased Real Property.

(d)     The Owned Real Property and the Leased Real Property, together with any easements appurtenant thereto, comprise all material real property used by any member of the Company Group in the conduct of the Business. The use and operation of the Owned Real Property and the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement, including any agreement executed with a Governmental Authority in relation to the use of such property, except for such violation which does not and would not reasonably be expected to result in a material liability to the Company Group. No material improvements constituting a part of the Owned Real Property or Leased Real Property encroaches on real property owned or leased by a Person other than a member of the Company Group, except for such violation which does not and would not reasonably be expected to result in a material liability to the Company Group. There are no suits or proceedings pending nor, to Parent’s Knowledge, threatened against or affecting the Owned Real Property, Leased Real Property, or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(e)     To the Knowledge of Parent, all improvements located on the Owned Real Property or the Leased Real Property are in good working order and condition, subject to normal wear and tear, and have not suffered any casualty or other material damage that has not been repaired in all material respects. To Parent’s Knowledge, all improvements located on the Owned Real Property or the Leased Real Property have been constructed in a good and workmanlike manner, are of good quality materials and are fit for their intended use as of the date of this Agreement, ordinary wear and tear excepted. Neither Parent nor any member of the Company Group has received any notice from any insurance carrier of, nor is it aware of, any defects or inadequacies in the Owned Real Property or the Leased Real Property that, if not corrected, would result in termination of insurance coverage, increase its cost or otherwise affect the insurability of the Owned Real Property or Leased Real Property. To Parent’s Knowledge, there have been no flood events or flooding on or at the Owned Real Property or Leased Real Property within the last five years. To Parent’s Knowledge, no improvements located on the Owned Real Property or the Leased Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Law.

Section 3.14     Contracts.

(a)     Except as set forth on Schedule 3.14, as of the date hereof, no member of the Company Group is party to any:

(i)     collective bargaining agreement with any labor union;

(ii)     Contract for the employment of any officer, individual employee or other Person with an annual salary in excess of $100,000 on a full-time or consulting basis, except for offer letters for at-will employees that do not provide for severance in excess of the amounts due under such member of the Company Group’s severance practices;

(iii)     Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of any member of the Company Group;

(iv)     guaranty of any obligation for borrowed money or other material guaranty;

(v)     lease or Contract under which it is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental exceeds $150,000;

(vi)     lease or Contract under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $150,000;

(vii)    Contract or group of related Contracts with the same party for the sale of products or services by any member of the Company Group providing for payment to such member of the Company Group in excess of $250,000 during the twelve-month period ending on the date of the Latest Balance Sheet, other than purchase orders entered into in the ordinary course of business;

(viii)   Contract or group of related Contracts with the same party for the purchase of products or services which provides for payments by any member of the Company Group in excess of $250,000 during the twelve-month period ending on the date of the Latest Balance Sheet, other than purchase orders entered into in the ordinary course of business;

(ix)     Contract relating to any completed or pending material business acquisition by any member of the Company Group within the two-year period ended on the date of this Agreement;

(x)     Contract with a Governmental Authority;

(xi)     Contract relating to the formation or operation of a partnership, joint venture, strategic alliance or joint development agreement by any member of the Company Group;

(xii)   Contract pursuant to which a member of the Company Group is obligated to make capital expenditures in excess of $100,000 during any consecutive three-month period, except (A) as contemplated in any member of the Company Group’s current budget that was made available to Buyer, (B) pursuant to Contracts in force on the date of this Agreement or (C) in the ordinary course of business;

(xiii)    Contract pursuant to which a member of the Company Group is obligated to sell any of its properties or assets that are material to Business, taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business, (B) pursuant to Contracts in force on the date of this Agreement, (C) dispositions of inventory in the ordinary course of business, (D) dispositions of equipment or other assets that are no longer used or useful in the conduct of the Business or (E) transfers among Parent and any member of the Company Group or between any member of the Company Group;

(xiv)    Contract pursuant to which a member of the Company Group has agreed or is obligated to increase in any material respect the compensation of any of its directors or executive officers employed in the Business, except (A) as required pursuant to applicable Law or the terms of Company Group Plans or other benefit or compensation plans or arrangements or as consistent with past practice and (B) increases in salaries, wages and benefits of employees made in the ordinary course of business (provided that payments of bonuses and other grants and awards made in the ordinary course shall not constitute an increase in compensation);

(xv)     Contract prohibiting any member of the Company Group from freely engaging in any line of business; or

(xvi)    other than purchase orders entered into in the ordinary course of business, license or royalty Contract relating to the use by a third party of Intellectual Property owned by any member of the Company Group for which the royalty payments exceeded $150,000 during the twelve-month period ending on the date of the Latest Balance Sheet.

(b)     Each Contract required to be set forth on Schedule 3.14 is valid and binding on each member of the Company Group to the extent such member of the Company Group is a party thereto, as applicable, and to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to be material to the Company Group member that is a party thereto. Each member of the Company Group and, to the Knowledge of Parent, any other party thereto, has performed all obligations required to be performed by it under each Contract required to be set forth on Schedule 3.14, except where such noncompliance would not reasonably be expected to be material to the Company Group member that is a party thereto. As of the date hereof, no party to any such Contract has given verbal or written notice of termination or the lapsing of such Contract; no party to any such Contract has indicated a pending termination of all or a material portion of, and no party has given verbal or written notice of a material reduction in purchases to be made or products or services to be supplied under, any such Contract.

Section 3.15    Brokers and Other Advisors. Other than Greenhill & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee, in connection with the Transactions based upon arrangements made by or on behalf of any member of the Company Group for which such member of the Company Group will be liable following the Closing.

Section 3.16     Employees.

(a)     Schedule 3.16(a) contains a complete and accurate list of each employee providing services for the benefit of the Business, his or her employer, dates of hire, work location, position, title, and salary grade (if any), FLSA classification (if applicable), current base salary or wage rate, and commissions, bonus or other material compensation paid in each of the last twelve (12) months.

(b)     Except as set forth in Schedule 3.16(b), all employees listed on Schedule 3.16(a) are “employees at will” and there are no independent contractors or leased employees performing services to the Business. No person has been treated as an independent contractor of any member of the Company Group or with respect to the Business for Tax purposes who should have been treated as an employee for such purposes.

(c)     Parent (with respect to persons providing services to the Business) and the Company Group are in compliance, in all material respects, with all Laws relating to employment practices, including but not limited to Laws relating to workers’ safety and health, sexual harassment, discrimination, background checks, employee leaves, equal pay, immigration, wages and hours (including classification of employees) or workers’ compensation, except for such non-compliance as does not and would not reasonably be expected to result in a material liability to the Company Group. No written charge or complaint of employment discrimination or other employment law violation has been made against Parent or the Company Group during the last two (2) years, or is pending or, to the Knowledge of the Parent or the Company Group, threatened.

(d)     Except as set forth on Schedule 3.16(d)(i), no employees are legally organized or recognized as a labor organization or represented by any labor union or labor organization with respect to their employment with Parent (with respect to persons providing services to the Business) or the Company Group. No member of the Company Group has, and with respect to the Transferred Employees, Parent has not, experienced any strike or material grievance under a collective bargaining agreement, material claim of unfair labor practices or other collective bargaining dispute within the past two (2) years. To the Knowledge of Parent, (i) no organizational effort is presently being made or overtly threatened by or on behalf of any labor union with respect to employees of any member of the Company Group or any of the Transferred Employees and (ii) there are no representation or certification proceedings or petitions pending or threatened to be brought or filed with any Governmental Authority. Except as set forth on Schedule 3.16(d)(ii), no collective bargaining agreements are in effect or are currently being negotiated by any member of the Company Group with respect to the Transferred Employees.

(e)     All compensation (including wages, special bonuses, and payouts) and benefits due to current employees, former employees and independent contractors or leased employees performing services for the Business have been paid in the normal course of business up to and including Closing and there are no other monies due to any current employees, former employees, independent contractors or leased employees (whether arising out of any formal or informal arrangement) other than those accrued in the normal course of business.

(f)     All wages, salaries, commissions, bonuses, vacation pay or other benefits remunerations, compensations (including any severance compensation and retirement allowances (indémnités de fin de carrière)) required to be paid to any employee or former employee of Parent or of any member of the Company Group under any applicable Law or contracts to which those companies are a party has been paid in full or accrued in the Financial Statements (except, in respect of proper accruals, such benefits, remunerations or compensations which have accrued in the ordinary course of business since January 1, 2012).

(g)     All collective bargaining agreements and other similar agreements with a works council, trade union, staff association or any other employee representatives (“Collective Agreements”) applicable to Parent or to any member of the Company Group comply, in all material respects, with all applicable Laws and are in full force and effect and Parent and any member of the Company Group comply with and fully perform, in all material respects, with their obligations under such Collective Agreements.

(h)     The terms and conditions of the employment Contracts of Parent and Company Group employees are in compliance in all material respects with all applicable Laws relating to labor and employment and the Collective Agreements.

(i)     Each member of the Company Group has complied in all material respects with, and is presently operating in all material respects in compliance with, all Laws, Collective Agreements, and Contracts applicable to the employees of each member of the Company Group relating to employment and social security Laws, including those relating to labor relations, employment practices, working conditions, health and safety, overtime, profit sharing, severance payments, redundancies, consultation with employee representatives and unions, terms and conditions of employment, wages, and employment of non-citizens, except for such non-compliance which does not and would not reasonably be expected to result in a material liability to the Company Group. All payments required to be made under applicable Laws to any Governmental Authorities or private bodies providing public services (whether relating to unemployment compensation benefits, social security, disability, paid family leave or otherwise) have been properly paid in due time.

(j)     There are no existing, pending or, to the Knowledge of Parent, threatened proceedings instituted by any employee or former employee of Parent or of any member of the Company Group, by the French labor administration (Inspection du Travail, Direccte or DDTE), the French social security administration (URSSAF) or any French Governmental Authority competent for labor matters, involving Parent or any member of the Company Group, or by any union or employee representative, nor has Parent or any member of the Company Group received any written notice of investigations from such Governmental Authority or private body ensuring public services which is reasonably likely to give rise to such proceedings. Neither Parent nor any member of the Company Group is subject to any outstanding judgements, decrees or orders of any Governmental Authority in respect of any employee or former employee of Parent or of any member of the Company Group, Collective Agreement or applicable Laws relating to labor and employment.

Section 3.17     Insurance.

(a)     Schedule 3.17(a) lists each material insurance policy maintained by Parent, solely with respect to the Transferred Parent Assets, and or with respect to any member of the Company Group. Neither Parent nor any member of the Company Group is in material default with respect to its obligations under any such insurance policy and, to the Knowledge of Parent, each such insurance policy is in full force and effect. Neither Parent nor any member of the Company Group has received any written or, to the Knowledge of Parent, other notice of cancellation, nonrenewal, material change in premium or denial of renewal with respect to any such insurance policy, in each case, during the past five (5) years. All premiums due on such insurance policies covering all periods up to and including the Closing Date have been paid when due.

(b)     Schedule 3.17(b) lists each material insurance policy maintained by each member of the Company Group. No member of the Company Group is in material default with respect to its obligations under any such insurance policy and, to the Knowledge of Parent, each such insurance policy is in full force and effect. Neither Parent nor any member of the Company Group has received any written or, to the Knowledge of Parent, other notice of cancellation, nonrenewal, or denial of renewal with respect to any such insurance policy, in each case, during the past five (5) years. All premiums due on such insurance policies covering all periods up to and including the Closing Date have been paid.

Section 3.18     Affiliate Transactions. Except as set forth on Schedule 3.18, as of the date hereof, to the Knowledge of Parent, no officer, director or Affiliate of Parent, solely with respect to the Purchased Equity, or any member of the Company Group or any individual in such officer’s or director’s immediate family is a party to any material Contract with Parent or any member of the Company Group (other than arising under or in connection with Company Group Plans, employment related Contracts and confidentiality Contracts or other Contracts incident to such Person’s employment with Parent or any member of the Company Group) or has any material interest in any material property used by Parent or any member of the Company Group.

Section 3.19     Data Privacy.

(a)     The written data security and data control procedures and privacy policies of the Company Group (collectively, the “Policies”) have been delivered or made available to Buyer.

(b)     Except as set forth on Schedule 3.19(b), or as would not have a Company Group Material Adverse Effect, the Company Group is in full compliance with the Policies.

(c)     Except as set forth on Schedule 3.19(c) or as would not have a Company Group Material Adverse Effect, in the last twenty-four (24) months, (i) no claims are pending or threatened in writing alleging the conduct of the Company Group has violated any Person’s privacy or personal information and (ii) the Company Group has not breached its contractual obligations relating to the confidential information, privacy or data security requirements of its customers. To the Knowledge of Parent, there have been no material unauthorized intrusions or breaches of the security of the Company Group’s servers in the last twenty-four (24) months.

Section 3.20     Valuation Firm. Neither Parent nor any of Parent’s Affiliates have been a client of the Valuation Firm, nor has Parent (or any of Parent’s Affiliates) had any material relationship with the Valuation Firm, during the last five (5) years.

Section 3.21     Anti-Corruption and Trade Compliance.

(a)     The Company Group and their respective directors, officers, employees, agents or other Persons acting on behalf of any Company Group or their Affiliates have not taken, or failed to take, any action, directly or indirectly, that would result in a violation of any applicable Trade Law that would reasonably be expected to result in any material liability to the Company Group.

(b)     At all times since January 1, 2015, the Company Group has instituted, maintained and adhered to procedures adequately designed to ensure, and which are reasonably expected to continue to ensure, compliance in all material respects with all applicable Trade Laws.

(c)     There is no, and since January 1, 2015 there has been no, Action, internal investigation, self-disclosure, audit or internal report, or to the Knowledge of Parent, third party investigation (including by any Governmental Authority), external audit, or external report, that addresses any allegation or information concerning actual or possible violations of any applicable Trade Law that would reasonably be expected to result in any material liability to the Company Group.

(d)     There is no pending or, to the Knowledge of Parent, threatened, investigation, inquiry or enforcement proceeding by any Governmental Authority, and, to the Knowledge of Parent, there are no circumstances likely to give rise to an investigation, inquiry or enforcement proceeding by any Governmental Authority relating to actual or possible violations of any applicable Trade Law that would reasonably be expected to result in any material liability to the Company Group.

(e)     Since January 1, 2015, none of the Company Group has applied for, obtained or been denied a general or specific license from the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. Department of Commerce’s Bureau of Industry and Security, U.S. Department of State’s Directorate of Defense Trade Controls or any similar United States or foreign Governmental Authority relating to any applicable Trade Law.

(f)     Except as set forth on Schedule 3.21(f), none of the Company Group manufactures or exports, and has not over the past 5 years manufactured or exported, defense articles or defense services.

(g)     Since January 1, 2015, none of the Company Group has been involved in any transaction, directly or indirectly (including through a distributor or other third-party), with PJSC Gazprom, a Russian public joint stock company, or any of its Affiliates (including any predecessor in interest of PJSC Gazprom or its Affiliates) that constitutes or would reasonably be expected to constitute a violation of any Trade Law or otherwise result in any liability to the Company Group. Without limiting the foregoing, (A) no member of the Company Group has sold, directly or indirectly (including through a distributor or other third-party) any products listed on Annex II of Regulation 833/2014 to PJSC Gazprom or any of its Affiliates, and (B) none of the products sold by the Company Group, is subject to ITAR.

Section 3.22     No Other Representations or Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III (including the related portions of the Disclosure Schedule), (a) NONE OF PARENT, ANY MEMBER OF THE COMPANY GROUP, THEIR RESPECTIVE REPRESENTATIVES OR DIRECT OR INDIRECT EQUITYHOLDERS OR AFFILIATES OR ANY OTHER PERSON (B) MAKES (AND EACH OF THEM EXPRESSLY DISCLAIM) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ANY MEMBER OF THE COMPANY GROUP’S BUSINESSES OR THEIR ASSETS OR OTHERWISE, AND (C) PARENT AND EACH MEMBER OF THE COMPANY GROUP SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP’S ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS”, AND IN THEIR PRESENT CONDITION, AND BUYER IS RELYING AND WILL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF PARENT EXPRESSLY SET FORTH IN THIS ARTICLE iII (including the related portions of the Disclosure Schedule) IN MAKING ITS DETERMINATION TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND PROCEED WITH THE TRANSACTION. WITHOUT LIMITATION TO THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NONE OF PARENT, ANY MEMBER OF THE COMPANY GROUP, THEIR RESPECTIVE REPRESENTATIVES OR DIRECT OR INDIRECT EQUITYHOLDERS OR AFFILIATES OR ANY OTHER PERSON MAKES OR WILL BE DEEMED TO MAKE ANY representation or warranty with respect to (i) ANY PROJECTIONS, FORECASTS, ESTIMATES, STATEMENTS OF INTENT OR OPINION, BUDGETS OR SIMILAR INFORMATION DELIVERED or made available to buyer, its AFFILIATES OR REPRESENTATIVES OR THEIR respective counsel, accountants, advisors OR OTHER REPRESENTATIVES RELATING TO future revenues, expenses or expenditures or future results of operations of ANY MEMBER OF THE company GROUP OR OTHERWISE, or (ii) except as expressly covered by a representation and warranty contained in THIS ARTICLE III (including the related portions of the Disclosure Schedule), any other information or documents (financial or otherwise) made available (INCLUDING VIA THE DATA ROOM) to BUYER OR its counsel, accountants, advisors OR OTHER REPRESENTATIVES with respect to ANY MEMBER OF THE COMPANY GROUP.

Article IV

Representations and Warranties of Buyer

Buyer represents and warrants to Parent that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case Buyer represents and warrants to Parent as of such other date):

Section 4.1     Organization, Standing and Power. Buyer is a corporation duly organized, validly existing under the Laws of Japan and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect.

Section 4.2     Authority; Noncontravention.

(a)     Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Buyer under this Agreement and the other Transaction Documents, and the consummation by Buyer of the Transactions, have been duly authorized and approved by all necessary corporate action by Buyer (including by Buyer Board) and no other corporate action on the part of Buyer is necessary to authorize the execution and delivery of and performance by Buyer under this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Buyer is necessary to adopt this Agreement and approve the Transactions.

(b)     Neither the execution and delivery of this Agreement nor the Transaction Documents by Buyer, nor the consummation by Buyer of the Transactions, nor compliance by Buyer with any of the terms or provisions hereof, nor the operation by Buyer or any member of the Company Group after the Closing of the Business as presently conducted will (i) materially conflict with or materially violate any provision of the certificate of incorporation or bylaws or similar organizational documents of Buyer, as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Buyer or any of its Affiliates or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Buyer or any of its Affiliates is a party, except, in the case of clauses (ii) and (iii), as would not have a Buyer Material Adverse Effect.

Section 4.3     Governmental Approvals. Except for such filings as may be required by applicable federal or state securities or “blue sky” Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement or the Transaction Documents by Buyer and the consummation by Buyer of the Transactions, other than as would not have a Buyer Material Adverse Effect.

Section 4.4     Brokers and Other Advisors. Other than Nomura Securities, Ltd., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.5     Sufficient Funds. Buyer has and shall have at the Closing sufficient cash or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s or its respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the Transactions.

Section 4.6     Litigation. There are no suits or proceedings pending or, to Buyer’s knowledge, overtly threatened in writing against Buyer at law or in equity, or before or by any Governmental Authority, which would adversely affect Buyer’s timely performance under this Agreement or the consummation of the Transactions. Buyer is not subject to any outstanding judgment, order or decree of any Governmental Authority that would adversely affect Buyer’s timely performance under this Agreement or the consummation of the Transactions.

Section 4.7     Investment Representation. Buyer is acquiring the Purchased Equity for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer is knowledgeable about the industries in which Parent and the Company Group operate and is informed as to the risks of the Transactions and of ownership of the Purchased Equity for an indefinite period of time. Buyer acknowledges that the Purchased Equity have not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 4.8     Solvency. Immediately after giving effect to the Transactions, Buyer and each member of the Company Group shall be able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transactions, Buyer and each member of the Company Group shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent or any member of the Company Group.

Section 4.9     Valuation Firm. Neither Buyer nor any of Buyer’s Affiliates have been a client of the Valuation Firm, nor has Buyer (or any of Buyer’s Affiliates) had any material relationship with the Valuation Firm, during the last five (5) years.

Section 4.10     Closings and Layoffs. Buyer does not currently plan or contemplate any closings, reductions in force or terminations of employees of any member of the Company Group that, in the aggregate, would trigger any obligation or liability under the WARN Act or other applicable Law.

Article V

Covenants

Section 5.1     Pre-Closing Covenants.

(a)     Except as contemplated or permitted by this Agreement (including, without limitation, the Reorganization Transactions), as required by applicable Law or as set forth on Schedule 5.1(a), during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, unless Buyer otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned), (A) the Company Group shall conduct the Business in all material respects in the ordinary course, and (B) except as required by any Contract set forth on Schedule 3.14, no member of the Company Group shall:

(i)     issue, sell or grant any equity securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its equity securities, or any rights, warrants or options to purchase any of its equity securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its equity securities, except for transactions among Parent and any member of the Company Group;

(ii)     redeem, purchase or otherwise acquire any of its outstanding equity securities, or any rights, warrants or options to acquire any of its equity securities;

(iii)    (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any equity securities other than dividends or distributions paid in cash or by any member of the Company Group to Parent or any other member of the Company Group or (B) adjust, split, combine, subdivide or reclassify any of its equity securities;

(iv)     sell any of its properties or assets that are material to Business, taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business, (B) pursuant to Contracts in force on the date of this Agreement, (C) dispositions of inventory in the ordinary course of business, (D) dispositions of equipment or other assets that are no longer used or useful in the conduct of the Business or (E) transfers among Parent and any member of the Company Group or between any member of the Company Group;

(v)     make capital expenditures in excess of $100,000 during any consecutive three-month period, except (A) as contemplated in any member of the Company Group’s current budget that was made available to Buyer, (B) pursuant to Contracts in force on the date of this Agreement or (C) in the ordinary course of business;

(vi)     make any acquisition (including by merger) of the equity securities or a material portion of the assets of any other Person for consideration in excess of $250,000, except (A) in the ordinary course of business or (B) pursuant to Contracts in force on the date of this Agreement;

(vii)     increase in any material respect the compensation of any of its directors or executive officers employed in the Business, except (A) as required pursuant to applicable Law or the terms of Company Group Plans or other benefit or compensation plans or arrangements or as consistent with past practice and (B) increases in salaries, wages and benefits of employees made in the ordinary course of business (provided that payments of bonuses and other grants and awards made in the ordinary course shall not constitute an increase in compensation);

(viii)     enter into any employment Contract with a salaried employee whose annual salary exceeds $100,000 per year, or any collective bargaining agreement, or modify the terms of any such existing Contract;

(ix)     amend any of the Company Group Organizational Documents;

(x)     terminate any Contract with any customer or supplier involving more than $500,000;

(xi)     issue any note, bond or other debt security or create, incur, assume or guarantee any Indebtedness, except in the ordinary course of business;

(xii)     make any material loan to, or enter into any other material transaction with, any executive officers or members of its board of directors outside the ordinary course of business;

(xiii)     allow any material insurance policies to lapse, without renewal or replacement on commercially reasonable terms;

(xiv)     adopt or change any material accounting method or policy;

(xv)     adopt, amend, modify or terminate any Company Group Plans, any profit sharing, incentive, severance or other plan;

(xvi)     enter into any Contract for the sale, license or other disposition of Intellectual Property;

(xvii)     adopt a plan or agreement of complete or partial liquidation or dissolution;

(xviii)   change an existing Tax election, change of an annual Tax accounting period, adoption or change of any Tax accounting method, filing of any amended Tax Return, entrance into any closing agreement, settlement of any Tax Proceeding or assessment relating to any member of the Company Group, surrender of any right to claim a refund of Taxes relating to any member of the Company Group, or consent to any extension or waiver of the limitation period applicable to any Tax Proceeding or assessment relating to any member of the Company Group, if such election, adoption, change, amendment, agreement, settlement, surrender, or consent would have the effect of increasing the Tax liability relating to any member of the Company Group for any period ending after the Closing Date or decreasing any Tax attribute of any member of the Company Group existing on the Closing Date; or

(xix)     agree in writing to take any of the foregoing actions.

Notwithstanding anything to the contrary in this Section 5.1(a), (i) no action by any member of the Company Group with respect to matters specifically addressed by any provision of this Section 5.1(a) shall be deemed a breach of this Section 5.1(a), unless such action would constitute a breach of one or more of such provisions, (ii) any member of the Company Group’s failure to take any action prohibited by this Section 5.1(a) shall not be a breach of clause (A) of this Section 5.1(a) and (iii) any member of the Company Group may (I) use all available Cash to make Cash dividends and/or pay bonuses on or prior to the Closing and (II) enter into and/or pay any bonus arrangements with employees of any member of the Company Group.

(b)     During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer and its Affiliates shall not, and shall cause their respective Affiliates not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Buyer or any of its Affiliates of the Transactions.

Section 5.2     Payoff Letters. Parent shall deliver to Buyer on or prior to the Closing appropriate payoff letters, in form and substance reasonably satisfactory to Buyer, from the holders of Indebtedness that comprise the Indebtedness Amount and make arrangements for such holders of such Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, all related Lien releases to Buyer on or prior to the Closing.

Section 5.3     Reasonable Best Efforts.

(a)     Subject to the terms and conditions of this Agreement, each of Parent and Buyer shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any submissions and filings under applicable Laws of any Governmental Authority with respect to the Transactions (“Federal Laws”), to the extent any such submissions or filings are required, (iii) promptly furnish information required in connection with such submissions and filing under such Federal Laws, and (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Federal Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Federal Laws or, (D) the nature and status of any objections raised or proposed or threatened to be raised under Federal Laws with respect to the Transactions and (E) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party set forth on Schedule 3.2(b) or Schedule 3.3, necessary, proper or advisable to consummate the Transactions as soon as practicable. In addition, subject to the terms and conditions herein, each of Parent and Buyer shall refrain from taking (and shall use its reasonable best efforts to cause its Affiliates to refrain from taking) any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority or other Person required to be obtained prior to Closing.

(b)     In furtherance and not in limitation of the foregoing, each party shall (A) supply as soon as practicable any additional information and documentary material that may be required or requested by any Governmental Authority and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.3(b) as necessary to obtain any necessary approvals, consents, waivers, Permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable. All costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement.

(c)     Each party shall: (i) promptly notify the other party hereto of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of the contents of) any communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the other in relation to) any proposed written communication to a Governmental Authority, (ii) keep the other reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, (i) each of Buyer and Parent may designate any non-public information provided to any Governmental Authority as restricted to “Outside Administrative Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information and (ii) materials may be redacted (A) to remove references concerning the valuation of Parent or Company Group, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)     In furtherance and not in limitation of the foregoing, Buyer shall, and cause its Affiliates to, use their respective reasonable best efforts and take any and all steps reasonably necessary to obtain all clearances, consents, approvals and waivers under all Applicable Laws, which clearances, consents, approvals and/or waivers may be required by any Governmental Authority, so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than five (5) Business Days prior to the Outside Date).

(e)     In addition to and without limiting the agreements or representations of Parent and Buyer, Parent and Buyer shall reasonably cooperate with each other in connection with resolving any investigation, filing, or other inquiry concerning the Transactions commenced by the Federal Trade Commission (“FTC”), the United States Department of Justice (“DOJ”), any state attorney general, or any other Governmental Authority, and use their respective reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law and advise the other party promptly of any material communication received by such party or any of its Affiliates from the FTC, DOJ, any state attorney general, or any other Governmental Authority regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state attorney general, or any other Governmental Authority in connection with the Transactions.

(f)     For purposes of this Agreement, the “reasonable best efforts” of any party will not require such party or its Affiliates to (i) sell or divest any of its assets, or otherwise agree to any restrictions on the post-Closing business operations of any of its Affiliates, (ii) expend any money to remedy any breach of any representation or warranty hereunder, (iii) commence any litigation or arbitration proceeding, to waive or surrender any right, to modify any agreement (including any Contract set forth on Schedule 3.14), or (iv) offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment, to obtain any consent required for the consummation of the Transactions, to waive or forego any right, remedy or condition hereunder; provided that such party will be permitted to grant accommodations or concessions regarding any of the foregoing in its sole discretion so long as such accommodations or concessions are paid prior to the Closing Date or, in the case of Parent, included as Transaction Expenses in the Closing Statement.

Section 5.4     CFIUS.

(a)     The parties shall use their reasonable best efforts to jointly prepare all information necessary to complete for Buyer to submit or cause to be submitted to CFIUS: (i) promptly as practicable after the date hereof, a draft of the CFIUS Notice; and (ii) promptly after responding to any comments (either written or oral) from the CFIUS staff on the draft of the CFIUS Notice (or as soon as possible after CFIUS staff confirms it has no comments to the draft of the CFIUS Notice), a formal CFIUS Notice. Buyer and Parent shall each promptly provide all necessary information within their respective control to allow Buyer to complete the draft and formal versions of the CFIUS Notice.

(b)     Buyer shall take the lead in the drafting of the CFIUS Notice; provided that no version of the CFIUS Notice shall be submitted to CFIUS without the mutual written consent of the Parent and Buyer communicated through their respective counsel. Following submission of the CFIUS Notice, each of the Parent and Buyer shall cooperate (to the extent permitted by Laws) and provide CFIUS with any additional or supplemental information requested by CFIUS regarding such party during the CFIUS review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS. No party shall communicate with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party sufficient prior notice of such communication and, to the extent permitted by such Governmental Authority, the opportunity to review and comment on any proposed written communication (subject to the terms of Section 5.3(c)) and, with respect to any oral communication, to attend and/or participate in such conversation or meeting. Each of Buyer and Parent may designate any non-public information provided to CFIUS as restricted or make any redactions consistent with Section 5.3(c). Notwithstanding any other provision in this Agreement, Buyer shall have no obligation to share with the Parent any personal identifier information, as such term is defined under 31 C.F.R. § 800.402.

(c)     The Buyer and Parent, in cooperation with each other, shall use reasonable best efforts to obtain the CFIUS Approval, and without limiting the foregoing, the parties shall consider and take all such commercially reasonable actions and agree to such commercially reasonable requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the CFIUS Approval; provided, however, that no party shall be obligated to propose or accept any mitigation or compromise to secure CFIUS Approval that would materially adversely impact the value of this Agreement to the party or would restrict the Buyer’s business after closing this Agreement. In the event that CFIUS informs the parties that it has a national security concern that cannot be resolved with the period of the 30-day review or the 45-day investigation period, Buyer shall have the option, with the consent of CFIUS, to withdraw the notice and abandon the transaction (in which case there will be no CFIUS Approval) or to withdraw the notice and refile the CFIUS Notice.

Section 5.5     Public Announcements. Buyer, Parent and each of their respective Representatives shall consult with Buyer and Parent before issuing, and give Buyer and Parent the opportunity to review, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after commercially reasonable advance notice and consultation); provided, however, that this Section 5.5 shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

Section 5.6     Access to Information; Contact with Employees; Customers and Suppliers.

(a)     Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, Parent shall afford to Buyer and its Representatives reasonable access during normal business hours to Parent’s and each member of the Company Group’s properties, books, Contracts and records concerning the Business, and Parent shall furnish promptly to Buyer such information concerning the Business as Buyer may reasonably request; provided that Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Parent or any member of the Company Group; provided further that neither Parent nor any member of the Company Group shall be obligated to provide such access or information if Parent determines, in its sole reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, jeopardize the protection of the attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information; provided further that such access shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation unless Parent agrees to provide such access to Buyer in writing, which consent to access shall not be unreasonably withheld by Parent (it being understood an agreement as to the scope of such environmental investigation will be a condition to Parent’s consent). Until the Closing, the information provided shall be subject to the terms of the Confidentiality Agreement, and, without limiting the generality of the foregoing, Buyer shall not, and Buyer shall cause its Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

(b)     All requests by Buyer for access pursuant to this Section 5.6 shall be submitted or directed exclusively to Benjamin Shore or such other individuals as Parent may designate in writing from time to time.

(c)     Prior to the Closing, Buyer and its respective Representatives may only contact and communicate with the employees, agents, customers, payors, Representatives, service providers, regulators, suppliers and other material business relations of Parent and/or members of the Company Group related to the Transactions after prior consultation with, and written approval of, Parent.

Section 5.7     Access to Books and Records.

(a)     Subject to applicable Laws relating to the exchange of information, from and after the Closing, for a period of seven (7) years, Buyer shall, and shall cause the members of the Company Group to, provide Parent and its authorized Representatives with access, during normal business hours and upon reasonable notice, to (i) the books and records (for the purpose of examining and copying) of any member of the Company Group concerning the Business with respect to periods or occurrences prior to or on the Closing Date and (ii) employees of Buyer and its Affiliates for purposes of better understanding such books and records. Unless otherwise consented to in writing by Parent, Buyer shall not, and shall not permit any member of the Company Group to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of Parent or any member of the Company Group for any period prior to the Closing Date without first giving reasonable prior written notice to Parent and offering to surrender to Parent such books and records or any portion thereof that Buyer or such member of the Company Group may intend to destroy, alter or dispose of.

(b)     Parent may, upon providing Buyer with notice specifying the materials to be retained, retain copies of any Contracts, documents or records of any member of the Company Group: (i) for archival purposes, (ii) which relate to properties or activities of Parent, (iii) which are required to be retained pursuant to any applicable Law or are subject to the attorney-client privilege, or (iv) for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes.

Section 5.8     Indemnification and Insurance; Releases.

(a)     From and after the Closing, Buyer shall, and shall cause each member of the Company Group to, (i) indemnify, defend and hold harmless each current and former director, manager or officer of Parent or any member of the Company Group, as applicable, and each person who served as a director, manager, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Parent or any member of the Company Group (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “D&O Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with Parent or any member of the Company Group occurring or alleged to have occurred before or at the Closing (including any D&O Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of Parent and each member of the Company Group to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) Parent Organizational Documents or the respective organizational documents of each member of the Company Group as in effect on the date hereof and (B) any indemnification agreements with an Indemnitee, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, at the Closing, each member of the Company Group shall, and Buyer shall cause each member of the Company Group to, cause the organizational documents of such member of the Company Group to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the organizational documents of such member of the Company Group as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b)     From and after the Closing, Buyer shall, and shall cause the each member of the Company Group to, pay and advance to each Indemnitee any expenses (including fees, costs and expenses of legal counsel) in connection with any D&O Claim relating to any acts or omissions covered under this Section 5.8 or the enforcement of an Indemnitee’s rights under this Section 5.8 as and when incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such expenses (but only to the extent required by applicable Law, Parent Organizational Documents, applicable organization documents of any member of the Company Group or applicable indemnification agreements as in effect on the date hereof). Any determination required to be made with respect to whether an Indemnitee’s conduct complies with an applicable standard under applicable Law, Parent Organizational Documents, applicable organizational documents of a member of the Company Group or applicable indemnification agreements, as the case may be and as in effect on the date hereof, shall be made by independent legal counsel selected by the Indemnitee and reasonably acceptable to Buyer.

(c)     An Indemnitee shall have the right, but not the obligation, to assume and control the defense of any D&O Claim relating to any acts or omissions covered under this Section 5.8 with counsel selected by the Indemnitee, which counsel shall be reasonably acceptable to Buyer; provided, however, that Buyer (i) shall be permitted to participate in the defense of such D&O Claim at its own expense and (ii) shall not be liable for any settlement effected without Buyer’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned) unless such settlement includes an unconditional release of Buyer from any liabilities arising out of such D&O Claim. Buyer shall cooperate with the Indemnitees in the defense of any D&O Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by an Indemnitee in connection therewith. Notwithstanding anything to the contrary contained in this Section 5.8 or elsewhere in this Agreement, Buyer shall not (and Buyer shall cause each member of the Company Group not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any D&O Claim, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnitees covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation. Nothing in this Section 5.8(c) shall relieve Buyer or Parent of their obligations set forth in this Section 5.8.

(d)     The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations of Buyer under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(e)     In the event that Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer shall assume all of the obligations of Buyer set forth in this Section 5.8.

(f)     Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to members’, managers’, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent, any member of the Company Group or any of their respective managers, directors or officers.

Section 5.9     No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct Parent’s or any member of the Company Group’s operations prior to the Closing. Prior to the Closing, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and each member of the Company Group’s respective operations.

Section 5.10     Updates. From the date hereof until the Closing, if Parent becomes aware of any variances from the representations and warranties contained in ARTICLE III, Parent shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule. Notwithstanding any provision in this Agreement to the contrary, the delivery of any such updated Disclosure Schedule shall not be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy and shall not affect the rights of Buyer to make any claim (whether for indemnification or otherwise) against Parent for any such variance or inaccuracy.

Section 5.11     Transferred Employees. On the Closing Date and after giving effect to the Reorganization Transactions, (a) Parent, PAPD and Park Sales shall each terminate its respective employment relationship with, and (b) Neltec shall enter into a new Contract or offer a new Contract, on terms (including material terms as to employment, confidentiality and protective covenants) acceptable to Buyer, with, in each case, the employees identified on Schedule 3.16(a) (the “Transferred Employees”), and Parent, PAPD and Park Sales shall retain and assume all liabilities arising prior to the Closing under any applicable employment Contracts, each as set forth on Schedule 10.13-5, relating to the pre-Closing employment relationship between Parent, Park Sales and/or PAPD and each Transferred Employee. Subject to Section 5.8, in connection with such employment transfers, Seller shall reasonably cooperate with Buyer to identify key employees and assist Buyer with arranging interviews with those employees to determine appropriate post-Closing retention plans and compensation.

Section 5.12     Employee Matters. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall provide the U.S. employees of each member of the Company Group and the Transferred Employees (collectively, the “Applicable Employees”) with compensation, excluding compensation under equity-based plans of Parent and its Affiliates, that is no less favorable in any material respect than the compensation provided to such Applicable Employees immediately prior to the Closing Date and with employee benefits that are at least substantially similar in the aggregate to the employee benefits provided to such Applicable Employees under the applicable Company Group Plans and Parent Benefit Plans. Buyer further agrees that, from and after the Closing Date, Buyer shall, and shall cause each member of the Company Group to, grant all of the Transferred Employees credit for any service with Parent or any member of the Company Group earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or any member of the Company Group on or after the Closing Date. In addition, Buyer shall (c) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an Applicable Employee under any Company Group Plan or Parent Benefit Plan as of the Closing Date and (d) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Applicable Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Parent and Parent’s Affiliates (other than the members of the Company Group) shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9 on account of the transactions contemplated by this Agreement. Nothing in this Section 5.12, express or implied, is intended to confer upon any Applicable Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Company Group Plan. Nothing in this Section 5.12 shall be deemed to limit the right of Buyer, Parent or any of their respective Affiliates to terminate the employment of any Applicable Employee at any time.

Section 5.13     Additional Employee Information. Not later than two (2) weeks following the execution hereof, Parent will provide Buyer with a complete and accurate list of each Applicable Employee providing services for the benefit of the Business, his or her employer, dates of hire, work location, position, title, and salary grade (if any), FLSA classification (if applicable), current base salary or wage rate, and commissions, bonus or other material compensation paid in each of the last three (3) years.

Section 5.14     Non-Competition; Non-Solicitation.

(a)     For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Parent shall not, and shall not permit any of its Affiliates which it Controls to, (i) engage in or assist others in engaging in the Restricted Business; (ii) have an interest in any Person that engages in the Restricted Business, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company Group and customers or suppliers of the Company Group as such business relationships relate to the Restricted Business. Notwithstanding the foregoing, Parent may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Parent is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)     During the Restricted Period, Parent shall not, and shall not permit any of its Affiliates to, hire or solicit any employee of the Company Group as of the Closing Date or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.14(b) shall prevent Parent or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company Group or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)     During the Restricted Period, Parent shall not, and shall not permit any of its Affiliates which it Controls to, directly or indirectly solicit or entice, or attempt to solicit or entice, any clients or customers of the Company Group or potential clients or customers of the Company Group for purposes of diverting their business or services from the Company Group. Notwithstanding the foregoing, Parent and its Affiliates shall not be precluded from soliciting, enticing, or attempting to solicit or entice (i) any client, customer or supplier of the Retained Business with respect to the business products and services of such businesses or (ii) any other client, customer or supplier of the Company Group with respect to any line of business other than the Restricted Business.

(d)     Notwithstanding anything to the contrary, the restrictions contained in this Section 5.14 will not prohibit, in any way: (i) the acquisition of a controlling interest or merger with any Person, or a division or business unit thereof (and the continued ownership and operation thereof by Parent or its Affiliates), which does not derive more than 40% of its gross revenue from the Restricted Business; or (ii) the conduct of any Retained Business or any line of business other than the Restricted Business. For the avoidance of doubt, nothing in this Section 5.14 shall restrict any business or activity related to the aerospace operations conducted by Parent or any of its Affiliates, joint ventures, Subsidiaries or divisions as of the Closing Date and any natural extensions thereof.

(e)     Parent acknowledges that a breach or threatened breach of this Section 5.14 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Parent of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f)     Parent acknowledges that the restrictions contained in this Section 5.14 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.14 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.14 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. Notwithstanding anything to the contrary in this Section 5.14, nothing herein shall restrict Parent from selling any equipment or facilities located at its facilities in Fullerton, CA or Newburgh, NY (and not otherwise included in this Agreement) to any Person, including to any Person who is a competitor of any member of the Company Group.

Section 5.15     No Solicitation of Other Bids.

(a)     Parent shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to result in, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)     In addition to the other obligations under this Section 5.15, Parent shall promptly (and in any event within three Business Days after receipt thereof by Parent or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)     Parent agrees that the rights and remedies for noncompliance with this Section 5.15 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.16     Liquidation of Nelco PRC.

(a)     Prior to Closing, Parent shall and shall cause Nelco SG to use reasonable best efforts to dissolve and liquidate Nelco PRC as quickly and diligently as possible.

(b)     Within forty-five (45) days of the date hereof, Parent and Buyer shall use their best efforts to enter into a supplemental agreement (the “PRC Side Letter”) that shall provide that Parent shall, at Parent’s sole cost and expense, dissolve and liquidate Nelco PRC in accordance with applicable Laws and set forth such other details concerning the dissolution and liquidation process as the parties may agree if Nelco PRC shall not have been fully and completely dissolved and liquidated in accordance with applicable Laws by the Closing Date.

(c)     Parent shall timely and fully provide Buyer with such information and reports as requested by Buyer regarding Nelco PRC and its dissolution and liquidation.

(d)     Buyer shall reasonably cooperate with Parent, at Parent’s expense, in connection with the dissolution and liquidation of Nelco PRC.

(e)     Notwithstanding any other provision of this Agreement, Buyer and Seller agree that the value of the Nelco PRC Equity is $0 and the tax and accounting attributes of Nelco PRC will not be used for any purposes in connection with the provisions of ARTICLE II.

Section 5.17     Transition Services.

Prior to Closing, the parties agree to act in good faith and use their reasonable best efforts to enter into a commercially reasonable transition services agreement (the “Transition Services Agreement”) pursuant to which:

(a)     Parent and its Affiliates will provide to Buyer and the Company Group certain services customarily provided in a transition services agreement which Parent or its Affiliates currently provide to the Company Group for such reasonable periods of time as may be reasonably necessary for Buyer to transition the Company Group to another provider of such services.

(b)     Buyer and the Company Group will provide to Parent and its Affiliates certain services which are currently available from the Company Group to assist the Parent and its Affiliates with, among other things, (i) the wind down and liquidation of Nelco PRC (subject to the provisions of Section 5.16 and the PRC Side Letter), (ii) periodically inspecting and addressing issues arising with respect to the inactive SG Holdco-owned facility on Pioneer Road in Singapore; (iii) certain limited transitional research and development support relating to the transition of the Retained Business’ research and development activities out of the Company Group’s Arizona facility; and (iv) certain limited transitional support of the Company Group’s information technology personnel in connection with the replacement of their roles within the Retained Business.

(c)     Notwithstanding the foregoing the parties will not be required to expose confidential information to the other parties, devote resources to the material detriment of its business or violate any Applicable Laws in the provision of transition services.

(d)     The transition services agreement will generally provide that services will be provided by the parties in exchange for compensation intended to do no more than reimburse the parties for the reasonable costs of providing the services.

Article VI

Conditions Precedent

Section 6.1     Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party hereto to consummate the Transactions to occur at Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)     No Injunctions or Restraints. No permanent injunction issued, promulgated, entered, amended or enforced by any Governmental Authority (each, a “Restraint”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal, provided that if any such Restraint is issued, promulgated, entered, amended or enforced prior to the Closing, Buyer and Parent shall use their reasonable best efforts to remove, defeat, abolish or otherwise eliminate such Restraint to permit the consummation of the Transactions to occur; and

(b)     Approval by Austrian Federal Competition Authority and Other Non-US Governmental Authorities. The parties shall have received the necessary approvals or waivers, or the applicable waiting periods shall have expired, in respect of review of the Transactions by the Austrian Federal Competition Authority and from any non-US Governmental Authorities whose review of the Transactions may be required by a change in applicable Laws between the date of this Agreement and the Closing Date.

Section 6.2     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions to occur at Closing are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent set forth in Article III of this Agreement shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not constitute a Company Group Material Adverse Effect.

(b)     Performance of Obligations of Seller. The Reorganization Transactions shall have been consummated as contemplated herein, and Seller shall have performed in all material respects all other obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)     Absence of Company Group Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Group Material Adverse Effect.

(d)     Parent Closing Deliverables(e). At or prior to the Closing, Parent shall take the following actions and deliver the following documents as set forth below:

(i)     Bring-Down Certificate. Parent shall deliver to Buyer a certificate of Parent, dated as of the Closing Date, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

(ii)     CFIUS Approval. CFIUS Approval shall have been obtained (and not abandoned).

(iii)     Third-Party Approvals. All third party notices, consents and approvals as set forth on Schedule 6.2(d), which constitute all approvals, consents and notices which would result in a Company Group Material Adverse Effect if such consents, approvals and notices were not made or obtained in connection with consummation of the Transactions, have been made or obtained on terms and conditions reasonably satisfactory to Buyer, and Parent shall deliver evidence thereof to Buyer (collectively, the “Third-Party Approvals”).

(iv)     FIRPTA Certificate. Parent shall deliver to Buyer documentation sufficient to comply with the requirements of Section 1445 of the Code.

(v)     Resignations. Executed resignations for each officer and each director of each member of the Company Group for whom Buyer has requested in writing resignations, in each case, effective as of the Closing Date.

(vi)     Secretary Certificates. Executed certificates of the Secretary (or other authorized officer) of Parent and each member of the Company Group certifying the names and signatures of the officers of such Person authorized to sign this Agreement and the other Transaction Documents.

(vii)     Stock Transfers.

(A)     To the extent the Acquired Subsidiary Equity is evidenced by stock certificates, Parent shall deliver to Buyer, on behalf of AGC America, stock certificates evidencing the Acquired Subsidiary Equity, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank (or a lost stock certificate affidavit representing any lost stock certificates in respect of any portion of the Acquired Subsidiary Equity with an assignment separate from certificate duly executed in blank);

(B)     ParkNelco shall deliver to Buyer a completed and duly executed stock transfer form (ordre de mouvement de titres) in respect of the Neltec SA Equity held by ParkNelco and shall deliver a completed tax registration form (formulaire Cerfa) in this respect for the purposes of transfer tax;

(C)     Parent shall cause each of the Neltec SA Individual Shareholders to deliver to Buyer, on behalf of AGC Finance, a completed and duly executed stock transfer form (ordre de mouvement de titres) in respect of the Neltec SA Equity held by such Neltec SA Individual Shareholders and shall deliver a completed tax registration form (formuliare Cerfa) in this respect for the purposes of transfer tax;

(D)     Parent shall deliver the share transfer register (registre de mouvements de titres) and the shareholders’ account (comptes d’actionnaires) of Neltec SA, complete and up to date immediately prior to Closing; and

(E)     Parent shall cause SG Holdco to deliver stock certificates evidencing the Nelco SG Equity, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank (or a lost stock certificate affidavit representing any lost stock certificates in respect of the Nelco SG Equity with an assignment separate from certificate duly executed in blank).

(viii)     Reorganization Transactions. Evidence reasonably satisfactory to Buyer of the consummation of the Reorganization Transactions.

(ix)     Payoff Letters. Payoff letters from the holders of Indebtedness that comprise the Indebtedness Amount.

(x)     Intellectual Property Matters. Parent shall have executed and delivered an intellectual property assignment agreement, substantially in the form attached hereto as Exhibit B (the “IP Transfer Agreement”).

(xi)     Parent Benefit Plans Termination. Evidence reasonably satisfactory to Buyer that, prior to the Closing Date, (A) each of Nelco Products and Neltec have taken appropriate corporate action, e.g., by corporate resolution or otherwise, to terminate their adoption of and their employees’ (and their applicable spouses’ and dependents’) active participation in Parent Benefit Plans, effective on the Closing Date (the “Parent Benefit Plans Termination”), and (B) Parent has taken appropriate corporate action, e.g., by corporate resolution or otherwise (including by the later adoption of any necessary plan amendment to confirm and implement any resolution) to document and implement Parent Benefit Plans Termination.

(xii)     Hamon Law. ParkNelco shall deliver evidence reasonably satisfactory to Buyer that it has complied with its obligation to inform Neltec SA’s employees in accordance with Article L23-10-1 et. seq. of the French commercial code (Hamon law).

(xiii)     Intercompany Obligations. Parent shall increase the capital of Neltec SA so that (A) all intercompany payables of Neltec SA (including those owing to the other members of the Company Group) will be paid off by using the proceeds of such capital increase, (B) Neltec SA will have no accumulated losses and (C) Neltec SA will become solvent.

(xiv)     Transition Services Agreement. Buyer and Parent shall have entered into the Transition Services Agreement, subject to the provisions set forth in Section 5.17.

(xvi)     PRC Side Letter. Parent and Buyer shall have entered into the PRC Side Letter, subject to the provisions set forth in Section 5.16(b).

(e)     Maximum Cash Balance. Parent shall provide evidence reasonably satisfactory to Buyer that Nelco SG does not have, as of the Closing Date, Cash in excess of USD$10,000,000.

(f)     Minimum Cash Balances. Parent shall provide evidence reasonably satisfactory to Buyer that:

(i)     Nelco SG has, as of the Closing Date, Cash in excess of USD$1,500,000.

(ii)     Nelco SA has, as of the Closing Date, Cash in excess of USD$250,000.

(iii)     Neltec has, as of the Closing Date, Cash in excess of USD$1,500,000.

(g)     Company Group Net Worth. Parent shall provide evidence reasonably satisfactory to Buyer that (i) Nelco SA has established positive net worth and has no accumulated losses as of the Closing Date, via capital increase (and not via cancellation of indebtedness) and (ii) each of the other members of the Company Group respectively has positive net worth as of the Closing Date. For the avoidance of doubt, the net worth of each of the Acquired Subsidiaries shall not be calculated on an aggregate basis for the purpose hereof.

If the Closing occurs, all closing conditions set forth in this Section 6.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer.

Section 6.3     Conditions to Obligations of Parent. The obligations of Parent to consummate the Transactions to occur at the Closing are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Buyer to consummate the Transactions to occur at the Closing.

(b)     Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)     Buyer Closing Deliverables(d). At or prior to the Closing, Buyer shall take the following actions and deliver the following documents as set forth below:

(i)     Bring-Down Certificate. Buyer shall deliver to Parent a certificate of Buyer, dated as of the Closing Date, stating that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

(ii)     Closing Payments. Parent shall have received the payments in accordance with Section 2.4(b).

(iii)     Secretary Certificate. Executed certificates of the Secretary (or other authorized officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

(iv)     D&O Tail. Parent shall have received evidence that the D&O Tail Policy has been purchased and bound.

(v)     Transition Services Agreement. Buyer and Parent shall have entered into the Transition Services Agreement, subject to the provisions set forth in Section 5.17.

If the Closing occurs, all closing conditions set forth in this Section 6.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent.

Section 6.4     Frustration of Closing Conditions. Neither Parent nor Buyer may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts (subject to the applicable limitations herein) to consummate the Transactions or due to the failure of such party to perform any of its other obligations under this Agreement.

Article VII

Termination

Section 7.1     Termination. This Agreement may be terminated and the Transactions to occur at Closing may be abandoned at any time prior to the Closing:

(a)     by the mutual written consent of Parent and Buyer;

(b)     by either of Parent or Buyer:

(i)     if the Closing has not occurred on or before the date which is one hundred eighty (180) days after the date of this Agreement (such date, or the date to which it is extended pursuant to Section 10.8 or clause (B) below, being the “Outside Date”); provided, however, (A) that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if a material reason that the Transactions to occur at Closing failed to occur by the Outside Date was due, in any respect, to the failure of such party to perform any of its obligations under this Agreement and (B) if the Transactions to occur at Closing have not occurred due, in any respect, to a failure to satisfy any condition contained in Section 6.1, the Outside Date may be extended for up to an additional one hundred eighty (180) days, in the sole discretion of Parent upon notice by Parent to Buyer; or

(ii)     if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if a material reason that the Transactions to occur at Closing by the Outside Date failed to occur was due to the failure of such party to perform any of its obligations under Section 5.3.

(c)     by Buyer if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (ii) cannot be cured by Parent by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; or

(d)     by Parent (i) if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (B) cannot be cured by Buyer by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; provided further that neither a breach by Buyer of Section 4.5 nor the failure to deliver the Aggregate Estimated Consideration and the other Closing payments pursuant to ARTICLE II, to be made at or before the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by Parent.

Section 7.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.2 and Article X (other than Section 10.8), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Buyer, Parent any member of the Company Group or their respective directors, managers, officers, employees or Affiliates hereunder; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement by such party or failure by such party to consummate the Transactions to occur under this Agreement at the Closing in circumstances in which all of the conditions to Closing for the benefit of such party set forth in Article VI have been satisfied or waived; and provided further, however, that should Buyer elect to terminate this Agreement pursuant to Section 7.1(c) as a result of the institution or overt threat of institution of a suit or proceeding against Parent or any member of the Company Group by any one or more stockholders of Parent seeking to enjoin, restrain, prevent, or prohibit consummation of the Transactions, Parent shall, upon written demand of Buyer, reimburse Buyer for all of its reasonably-documented out of pocket expenses incurred in connection with the Transactions, including without limitation the fees and expenses of its counsel and its accounting, tax, and other advisors and consultants. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms.

Article VIII

INDEMNIFICATION

Section 8.1     Survival. The Standard Representations of (a) Parent and (b) Buyer (and Buyer’s and Parent’s right to seek a claim for indemnification under this ARTICLE VIII in respect thereof) shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months following the Closing Date (the “General Survival End Date”). The Fundamental Representations of (a) Parent and (b) Buyer (and Buyer’s and Parent’s right to seek a claim for indemnification under this ARTICLE VIII in respect thereof) and Buyer’s right to seek a claim for indemnification with respect to the Fullerton Liabilities, the Nelco PRC Liabilities or breach of Parent’s obligations set forth in Section 5.16 shall survive the Closing indefinitely (the “Fundamental Survival Period”). The Compliance Representations of Parent (and Buyer’s right to seek a claim for indemnification under this ARTICLE VIII in respect thereof) and Buyer’s right to seek a claim for indemnification under Section 8.3(a)(i)(3) for Indemnified Taxes or breach of Parent’s obligations set forth in ARTICLE IX (the “Tax Indemnification”) shall survive the Closing and continue in full force and effect until the sixtieth (60th) day following the expiration of the applicable statute of limitations period associated with such liabilities in question (the “Compliance Representation Survival End Date”). The representations of Parent set forth in Section 3.11, above (and Buyer’s right to seek a claim for indemnification under this ARTICLE VIII in respect thereof), shall survive the Closing and continue in full force and effect until the date that is six (6) years following the Closing Date (the “Environmental Representation Survival End Date”) and the representations of Parent set forth in Section 3.12, above (and Buyer’s right to seek a claim for indemnification under this ARTICLE VIII in respect thereof), shall survive the Closing and continue in full force and effect until the date that is three (3) years following the Closing Date (the “IP Representation Survival End Date”). The covenants and agreements of the parties contained in this Agreement that are required to be performed (a) prior to the Closing shall survive until the Closing and terminate at the Closing, and (b) after the Closing shall continue in full force and effect in accordance with their respective terms. For the avoidance of doubt, the representations, warranties and covenants and agreements of the parties contained in this Agreement that are required to be performed prior to the Closing shall not survive beyond the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective partners, officers, directors, managers or agents. Notwithstanding the foregoing, any good faith written claim for indemnification under this ARTICLE VIII in respect of any such representation, warranty, covenant or agreement that is made with reasonable specificity prior to the General Survival End Date, the Fundamental Survival End Date, the Compliance Representation Survival End Date, the Environmental Representation Survival End Date or the IP Representation Survival End Date, as applicable, shall survive until such claim is finally resolved pursuant to Section 8.5.

Section 8.2     Exclusive Remedy. Notwithstanding anything herein to the contrary, from and after the Closing, the rights provided in this ARTICLE VIII (but subject to the limitations set forth herein and for the avoidance of doubt excluding the remedies available under Section 10.8) shall constitute the sole and exclusive remedy for Buyer Indemnified Persons with respect to any Damages suffered or incurred in connection with or arising from any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement of Parent contained in this Agreement or the IP Assignment Agreement. In furtherance of the foregoing, Buyer, on behalf of itself and each Buyer Indemnified Person, hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Parent or any of its equityholders or any of their respective Affiliates arising under or based upon any federal, state or local Law.

Section 8.3     Indemnification.

(a)     Indemnification by Parent.

(i)     Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, Buyer and its Affiliates (the “Buyer Indemnified Persons”) shall be indemnified by Parent from and against any and all actual out-of-pocket losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses, but excluding all expenses and costs incurred in connection with making claims under and disputes regarding this Agreement), settlement payments, awards, judgments, fines or obligations (collectively, “Damages”) incurred or suffered by Buyer Indemnified Persons and resulting from (1) any breach or inaccuracy of any Parent Representation, (2) any breach of any covenant or agreement of Parent contained in this Agreement, (3) Indemnified Taxes or breach of Parent’s obligations under Article IX that result in Damages other than Indemnified Taxes, (4) the Parent Benefit Plans, (5) the Fullerton Liabilities, (6) any Nelco PRC Liabilities or breach of Parent’s obligations set forth in Section 5.16, (7) any Transaction Expenses or Indebtedness of the Company Group outstanding as of the Closing to the extent not paid or satisfied, or caused to be paid or satisfied, by Parent at or prior to the Closing, or if paid by Buyer at or prior to the Closing, to the extent not deducted in the determination of the Aggregate Final Consideration or (8) any breach of any covenant or agreement of Parent contained in the IP Assignment Agreement.

(ii)     From and after the Closing, subject to any applicable time period limitations set forth in Section 8.1 and Section 8.4, Buyer Indemnified Persons shall have the right to seek indemnification for Damages from Parent in respect of the indemnification provisions of Section 8.3(a) in accordance with the procedures set forth in Section 8.4.

(iii)     Notwithstanding anything to the contrary contained in this Agreement, but subject in each case to Section 8.2, even if a Buyer Indemnified Person would otherwise be entitled to recover Damages pursuant to this ARTICLE VIII, Buyer Indemnified Persons shall not be entitled to indemnification under Section 8.3(a)(i)(1) for: (A) any individual Damages or series of related Damages (other than the Fullerton Liabilities, Nelco PRC Liabilities, Damages that relate to the Tax Indemnification or those arising out of breaches of the Fundamental Representations, the Compliance Representations or from fraud) arising out of substantially similar or related facts and circumstances unless and until the aggregate amount of all such Damages exceeds $25,000 (the “Threshold Basket”) in which case Buyer Indemnified Persons shall, subject to the other terms and provisions of this Section 8.3(a)(iii) (including the Basket), be entitled to indemnification for the full amount of such Damages; (B) any Damages unless and until the aggregate amount of all such Damages exceeds 1% of the Base Consideration (the “Basket”) (other than with respect to the Fullerton Liabilities, Nelco PRC Liabilities, the Tax Indemnification, Fundamental Representations, Compliance Representations or fraud), provided that only Damages satisfying the Threshold Basket count toward satisfying the Basket, in which case Buyer Indemnified Persons shall be entitled to indemnification only to the extent the aggregate amount of all such Damages exceeds the Basket and (C) Damages in an aggregate amount exceeding 10% of the Base Consideration (the “Cap”) (other than with respect to the Fullerton Liabilities, Nelco PRC Liabilities, the Tax Indemnification, Fundamental Representations, Compliance Representations or fraud). Notwithstanding anything else to the contrary contained in this Agreement, (x) no Damages may be claimed hereunder by any Buyer Indemnified Person to the extent that such Damages have been taken into account in the determination of the Aggregate Final Consideration pursuant to Section 2.5(b), and (y) in no event shall Parent be responsible toward any Buyer Indemnified Person for any Damages (including any Damages with respect to Fundamental Representations or Compliance Representations) in excess of the Aggregate Final Consideration.

(b)     Indemnification by Buyer. Subject to the limitations set forth in this ARTICLE VIII and in accordance with the procedures set forth in Section 8.4, from and after the Closing, Parent and its officers, directors, managers, equityholders, agents, Affiliates, Subsidiaries, assigns, heirs, successors and predecessors (the “Parent Indemnified Persons” and together with the Buyer Indemnified Persons, the “Indemnified Persons”) shall be indemnified by Buyer, from and against any and all Damages incurred or suffered by Parent Indemnified Persons and resulting from (i) any breach or inaccuracy of any representation and warranty of Buyer contained in Article IV, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement to be performed or complied with prior to the Closing, (iii) any breach by Buyer or any member of the Company Group of any of their covenants or agreements contained herein which are to be performed by such Person after the Closing, or (iv) breach of Buyer’s obligations under Article IX that result in Damages.

(c)     Materiality for Determination of Damages. For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Company Group Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty solely for purposes of determining the amount of Damages incurred. By way of clarification, all references to materiality or Company Group Material Adverse Effect shall be included in the representations or warranties as written in this Agreement for purposes of determining whether a breach of such representation or warranty occurred in the first instance.

Section 8.4     Indemnification Procedures.

(a)     Any Indemnified Person seeking indemnification or reimbursement pursuant to this ARTICLE VIII shall promptly provide to (i) Parent, in the case of indemnification pursuant to Section 8.3(a), or (ii) Buyer, in the case of indemnification pursuant to Section 8.3(b) (in each case, as applicable, the “Indemnifying Person”), in each case, a written notice of any good faith claims that it may have pursuant to this ARTICLE VIII (a “Claim Notice”), and in the event that there be asserted against any Indemnified Person any written claim or demand by a third-party for which such Indemnified Person may be entitled to indemnification pursuant to this ARTICLE VIII (a “Third-Party Claim”), such Indemnified Person shall provide to the Indemnifying Person a Claim Notice with respect thereto as promptly as practicable following such Indemnified Person’s receipt of such claim (and no fewer than twenty (20) calendar days prior to a scheduled appearance date in a litigated matter). Each Claim Notice shall contain the amount or a good faith estimate of the potential Damages (the “Damage Estimate”) against which such Indemnified Person seeks indemnification, to the extent then ascertainable, and a statement that such Indemnified Person is entitled to indemnification pursuant to this ARTICLE VIII with respect to such Damage Estimate and a reasonable explanation of the basis therefor; provided, however, that any failure by such Indemnified Person to give such notice promptly shall not relieve the Indemnifying Person of any indemnification obligations hereunder unless and only to the extent the Indemnifying Person is prejudiced by such failure, or unless the Claim Notice is not given prior to the General Survival End Date, the Fundamental Survival End Date, the IP Representation Survival End Date, Environmental Representation Survival Date or the Compliance Representation Survival End Date, as applicable.

(b)     With respect to each Third-Party Claim that is the subject of a Claim Notice, the Indemnifying Person shall be entitled, to the extent permitted by applicable Law and subject to the limitations set forth in Section 8.4(c), to assume and control the defense of such Third-Party Claim, at its own expense, with counsel approved by such Indemnified Person (such approval not to be unreasonably withheld, delayed or conditioned) by notice to such Indemnified Person delivered within twenty (20) calendar days after the receipt of notice of such Third-Party Claim (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) (the “Response Period”); provided, that if the Indemnifying Person is Parent, such Indemnifying Person shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Person. The Indemnifying Person shall be deemed to have irrevocably waived its right to assume the defense of a Third-Party Claim if it does not give notice of its desire to so defend on or prior to expiration of the Response Period, provided, however, that failure to respond within the Response Period shall not waive or in any way limit any of the Indemnifying Person’s or other Indemnifying Person’s rights to object to such Indemnified Person’s rights to indemnification pursuant to this ARTICLE VIII for such Third-Party Claim.

(c)     In the event that the Indemnifying Person notifies such Indemnified Person within the Response Period that it desires to defend against a Third-Party Claim, such Indemnified Person shall have the right, but not the obligation, to participate in any such defense and employ separate counsel of its choosing. Such Indemnified Person shall participate in any such defense at its own expense unless (i) there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person; or (ii) the Indemnifying Person or any of the other Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, are each named parties to the proceedings and, in the reasonable opinion of outside counsel to such Indemnified Person, a conflict or potential conflict (other than by virtue of delivery of a Claim Notice) exists between the Indemnifying Person and/or any of the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, that would make such separate representation advisable, in either case, the reasonable attorneys’ fees, disbursements and expenses of such separate representation shall be eligible to be indemnifiable Damages; provided, however, all Buyer Indemnified Persons or Parent Indemnified Persons shall not be entitled to reimbursement for more than one such counsel (plus any appropriate local counsel) in connection with any Third-Party Claim. The Indemnifying Person may settle, compromise or offer to settle or compromise any Third-Party Claim that it has elected to assume the defense of but shall not, without the prior written consent of the Indemnified Person, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in or would reasonably be expected to result in (i) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the applicable Indemnified Person or any of its Affiliates, (ii) any material non-monetary condition or obligation being imposed on any applicable Indemnified Person or any of its Affiliates or (iii) any material adverse effect on the business of the applicable Indemnified Person or any of its Affiliates.

(d)     Notwithstanding anything in this Section 8.4 to the contrary, an Indemnified Person shall have the obligation to assume and control the defense of a Third-Party Claim, with counsel reasonably satisfactory to the Indemnifying Person and shall consult with the Indemnifying Person regarding the strategy for defense of such claim, if the Indemnifying Person expressly elects not to defend such Indemnified Person against a Third-Party Claim or has not duly assumed the defense of such Third-Party Claim as provided in Section 8.4(b). In the event an Indemnifying Person has elected not to control the defense of an applicable Third-Party Claim, such Indemnifying Person shall have no liability with respect to a Third-Party Claim settled or compromised without such Indemnifying Person’s consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnified Person and the Indemnifying Person shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents and employees. The Indemnified Person and the Indemnifying Person shall keep each other reasonably informed with respect to the status of such Third-Party Claim as either may request from time to time.

Section 8.5     Final Resolution. A Claim Notice, any amounts claimed therein and any other matters set forth therein shall be deemed to be “finally resolved” for purposes of this ARTICLE VIII when (a) such Claim Notice, amounts and matters have been resolved by a written agreement executed by the Indemnified Person and the Indemnifying Person or (b) such Claim Notice, amounts and matters have been resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such matter in dispute, or portion thereof.

Section 8.6     Calculation of Damages.

(a)     The amount of any Damages for which indemnification is provided under this ARTICLE VIII shall be calculated after reduction for (i) any Tax benefit inuring to the Indemnified Person on account of such Damage and (ii) any amounts actually recovered by the Indemnified Person under any insurance policies and any amounts recoverable pursuant to any indemnification right, claim, recovery, settlement, reimbursement arrangement, Contract or payment by or against a third party (collectively, “Alternative Arrangements”), in each case relating to such Damages, net of the reasonable costs and expenses incurred in seeking such collection. In the event that an insurance, Tax benefit or other recovery is made by any Indemnified Persons with respect to any Damage for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the insurance, Tax benefit or recovery shall be made promptly to the Indemnifying Person. Notwithstanding anything to the contrary in this ARTICLE VIII, the parties agree that no amount shall be due under this ARTICLE VIII to the extent that it duplicates another amount already paid or accounted for under this ARTICLE VIII or in the calculation of the Indebtedness Amount, Net Working Capital Amount, Transaction Expenses or Closing Tax Amount.

(b)     Notwithstanding anything to the contrary in this ARTICLE VIII, no Indemnified Person shall be entitled to indemnification under this ARTICLE VIII (i) for any consequential, incidental, indirect, special (including loss of revenue, income or profits or a multiple thereof or similar valuation or diminution in value), exemplary or punitive damages, except for punitive damages solely to the extent actually paid to an unrelated third party as a result of a final, non-appealable judgment by a court of competent jurisdiction in connection with a Third-Party Claim, (ii) for any breach of any representation, warranty or covenant under this Agreement to the extent any Indemnified Person knew or was aware of any facts, events or circumstances constituting or resulting in such breach as of the date of this Agreement or (iii) Damages attributable to Taxes of any member of the Company Group (A) for any Post-Closing Tax Period, (B) for any breach by Buyer and/or its Affiliates of ARTICLE IX, (C) related to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax asset for any Post-Closing Tax Period, or (D) as a result of changes in Tax Law occurring after the Closing Date that have a retroactive effect to any Pre-Closing Tax Period (or portion thereof).

(c)     The Buyer Indemnified Person’s right to indemnification pursuant to ARTICLE VIII on account of any Damages will be reduced by the amount of any reserve reflected on the Company Group’s books and records as of the Closing Date established for the general category of items or matters similar in nature to the specific items or matters giving rise to such Damage.

(d)     If any Indemnifying Person makes any indemnification payment pursuant to this ARTICLE VIII or otherwise by reason of the transactions contemplated hereby under any theory of recovery, such Indemnifying Person shall be subrogated, to the extent of such payment and to the extent permitted by Law, to any rights and remedies of the Indemnified Person to recoup amounts paid from third parties with respect to the matters giving rise to indemnification hereunder.

(e)     Notwithstanding anything to the contrary in this Agreement (including ARTICLE III and ARTICLE IV), none of the statements or other items or anything else in ARTICLE III and ARTICLE IV shall constitute or be deemed to be a covenant or agreement, and all statements, items and anything else in ARTICLE III and ARTICLE IV shall constitute and shall be deemed to be only representations and warranties.

Section 8.7     Acknowledgement by Buyer. Buyer acknowledges (on its own behalf and on behalf of its Affiliates and its Representatives) that: (a) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent and each member of the Company Group and has been afforded satisfactory access to the books and records, facilities and personnel of Parent and each member of the Company Group and for purposes of conducting such investigation and verification, including, having an opportunity to discuss the business of Parent and each member of the Company Group with management of Parent and each member of the Company Group and ask questions of and receive answers from management of Parent and each member of the Company Group, (b) Parent Representations constitute the sole and exclusive representations and warranties of Parent in connection with the Transactions, (c) except for Parent Representations, neither Parent, any member of the Company Group nor any other Person makes, or has made, any other express or implied representation, warranty or statement with respect to Parent, any member of the Company Group or the Transactions and all other representations, warranties and statements of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to Buyer or its Affiliates or Representatives in certain “data rooms,” management presentations or in any other form, whether written or oral, in expectation of the Transactions, including meetings, calls or correspondence with management of Parent or any member of the Company Group, and (ii) any information relating to the future, current or historical business, condition (financial or otherwise), results of operations, prospects, Contracts, assets or liabilities of Parent or any member of the Company Group, or the quality, quantity or condition of Parent’s or any member of the Company Group’s assets) are, in each case, specifically disclaimed by Parent and each member of the Company Group and all other Persons (including Representatives of Parent or any member of the Company Group) and (d) Buyer and its Affiliates are not relying on any representations, warranties or statements in connection with the Transactions except Parent Representations. In connection with Buyer’s investigation of Parent and members of the Company Group, Buyer has received certain projections, including projected statements of operating revenues and income from operations of Parent and members of the Company Group and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Without limiting the foregoing provisions of this Section 8.7, Buyer, for itself and on behalf of each of its Affiliates and their respective Representatives, hereby acknowledges that none of Parent nor any member of the Company Group nor any of their respective current or former Affiliates or Representatives is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that none of Buyer, nor any of its Affiliates have relied on any such estimates, projections or other forecasts or plans. Buyer, for itself and on behalf of its Affiliates, further acknowledges that from and after the Closing (i) none of Parent, no member of the Company Group nor any other Person shall have or be subject to any liability to Buyer, or any other Person resulting from the distribution to Buyer or any other Person, or Buyer’s or any other Person’s use of, any such estimates, projections or forecasts or any other information, document or material provided to or made available to Buyer or its Affiliates in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, and (ii) neither Buyer, nor any of its Affiliates have relied on any such information, document or material. Buyer shall not assert, institute or maintain any action, suit, claim, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 8.7. Parent shall have the right to enforce this Section 8.7 on behalf of any Person that would be benefitted or protected by this Section 8.7 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable.

Section 8.8     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Consideration for Tax purposes, unless otherwise required by Law.

Article IX

Certain Tax Matters

Section 9.1     Responsibility for Tax Filings.

(a)     Parent shall prepare or cause to be prepared all Tax Returns of each member of the Company Group for all taxable periods ending on or before the Closing Date (the “Parent Tax Returns”). All such Parent Tax Returns shall be prepared consistent with the past practice of each member of the Company Group, except as otherwise required by applicable Law. At least thirty (30) days prior to the date on which each such Parent Tax Return is filed, Parent shall submit such Parent Tax Return to Buyer, and Buyer shall have the right to review and comment on such Parent Tax Return, and the filing of such Parent Tax Return shall require Buyer’s consent (which consent shall not be unreasonably withheld, delayed or conditioned). Buyer shall cause each member of the Company Group to timely file all Parent Tax Returns prepared pursuant to this Article IX. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of each member of the Company Group for all Straddle Periods (the “Buyer Tax Returns”). All such Buyer Tax Returns shall be prepared consistent with the past practice of each member of the Company Group, except as otherwise required by applicable Law. At least thirty (30) days prior to the date on which each such Buyer Tax Return is filed, Buyer shall submit such Buyer Tax Return to Parent, and Parent shall have the right to review and comment on such Buyer Tax Return, and the filing of such Buyer Tax Return shall require Parent’s consent (which consent shall not be unreasonably withheld, delayed or conditioned). Buyer shall cause each member of the Company Group to timely file all Buyer Tax Returns prepared pursuant to this Article IX. For the avoidance of doubt, (a) the deductions or inclusion in taxable income attributable to Transaction Expenses, payment of Indebtedness of Parent or any member of the Company Group, and the amount of any other fee or expense payable by Parent or any member of the Company Group arising from, incurred in connection with, or incident to, this Agreement and the Transactions contemplated hereby, shall be allocated to a Pre-Closing Tax Period or a Pre-Closing Straddle Period and (b) any such deductions or inclusion in taxable income included in clause (a) above attributable to the Company Group shall be reported in a Pre-Closing Tax Period or a Pre-Closing Straddle Period, unless otherwise required by applicable Law.

(b)     Parent shall and Buyer shall cause AGC America to jointly make an election under Section 338(h)(10) of the Code with respect to the acquisition of Acquired Subsidiaries and any corresponding elections under state, local or foreign Tax law (collectively, the “Section 338(h)(10) Elections”) in accordance with applicable Tax laws and as set forth herein. Prior to Closing, Buyer will deliver to Parent drafts of IRS Form 8023 and such other forms as may be necessary to effect Section 338(h)(10) Elections (the “Section 338 Forms”) and Buyer shall cause AGC America to and Parent shall execute and deliver, at Closing, two copies of the Section 338 Forms. Parent shall and Buyer shall cause AGC America to timely file the Section 338 Forms as required by Law.

Section 9.2     Tax Liabilities. No Acquired Subsidiary shall have any liability for the Pre-Closing Tax Period and for the Pre-Closing Straddle Period in respect of (1) US federal income Tax, (2) state income Tax, in each case, attributable to any such Acquired Subsidiary being a member of an affiliated, consolidated, combined or unitary group with Parent and/or its Affiliates. Neltec SA shall not have any liability for income Tax attributable to Neltec SA being a member of a consolidated group with ParkNelco for the Pre-Closing Tax Period and for the Pre-Closing Straddle Period.

Section 9.3     Post-Closing Actions. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer and each member of the Company Group shall not (i) amend any Tax Return relating to a taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (iii) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period of any member of the Company Group or (iv) initiate any communication with any Governmental Authority to voluntarily disclose any failure to pay any Tax, file any Tax Return or otherwise comply with any Tax Laws with respect to any Pre-Closing Tax Period. Buyer shall not make any election under Section 338 of the Code with respect to the acquisition of the Neltec SA Equity.

Section 9.4     Transfer Taxes. Parent and Buyer shall each pay 50% of all transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) with respect to the Transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or other additions with respect to the Transfer Taxes. Unless otherwise required by applicable Law, Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Parent will join in the execution of any such Tax Returns and other documentation.

Section 9.5     Tax Contests. Buyer shall notify Parent within fifteen (15) days after receipt by Buyer or any member of the Company Group of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes or a Tax Return with respect to any Pre-Closing Tax Period (“Tax Contest”). Parent shall have the right to represent the interests of the Company Group and to employ counsel of its choice at the expense of Parent with respect to any such Tax Contest (including any such Tax Contest that is ongoing as of the time of the Closing); and Buyer shall cause any member of the Company Group to execute any powers of attorney necessary in order to allow Parent to control such contest and to settle any such Tax Contest; provided that Parent shall not settle or otherwise dispose of any such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. If Parent elects not to represent the interests of any member of the Company Group with respect to such Tax Contest, Buyer may represent the interests of such member of the Company Group. Parent shall, at its expense, be permitted to participate in any Tax Contest controlled Buyer. Buyer shall not settle or otherwise dispose of any such Tax Contest without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 9.6     Cooperation. Parent and Buyer and each member of the Company Group shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the preparation execution and filing of Tax Returns and any audit, examination, inquiry, claim for refund, lawsuit, action, claim, arbitration, mediation or other proceeding at law or in equity by or before a Taxing Authority with respect to Taxes (each a “Tax Claim”). Such cooperation shall include access to records and information which are reasonably relevant to any such Tax Return or Tax Claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and Buyer and each member of the Company Group, shall (a) retain all books and records with respect to Tax matters pertinent to the Business and the operations of the Acquired Subsidiaries relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party ninety (90) days written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent or Buyer, as the case may be, shall allow the other party to take possession of such books and records; provided that, the requesting party shall bear all out-of-pocket costs and expenses of the other party (including, without limitation, attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.

Section 9.7     Tax Refunds. Parent shall be entitled to any Tax refunds (or any credit claimed in lieu of a Tax refund) that are received by any member of the Company Group, that relate to a Pre-Closing Tax Period of any member of the Company Group. Buyer shall pay over to Parent any such refund (or amount of such credit) within five (5) Business Days after receipt of such refund (or credit). Buyer shall request a refund (rather than a credit against future Taxes) with respect to all Pre-Closing Tax Periods and, at the request of Parent, shall file any amended Tax Return to claim any such Tax refund.

Section 9.8     Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of each member of the Company Group for the period from the start of such taxable period to the Closing Date (“Pre-Closing Straddle Period”) shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of each member of the Company Group for the Pre-Closing Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 9.9     Withholding Tax. Buyer shall be entitled to deduct and withhold from the payments to Seller all Taxes that Buyer may be required to deduct and withhold pursuant to applicable Laws; provided that, Buyer shall notify, in writing, Seller in respect of which such deduction and withholding will be made at least five (5) Business Days prior to any such deduction or withholding of the amount of such expected withholding and shall use commercially reasonable efforts to cooperate in good faith with Seller to reduce or eliminate such withholding. To the extent that any such amounts are so deducted or withheld and timely remitted to the applicable Governmental Authority, all such withheld amounts shall be treated as delivered to Seller hereunder.

Section 9.10     Allocation of Purchase Price.

(a)     Subject to the allocation set forth in Section 2.4(b), within 15 days after the determination of Final Consideration pursuant to Section 2.5, Buyer shall send to Parent a draft of Internal Revenue Service Form 8883 (which allocation shall be in accordance with the methodologies set forth in Schedule 9.10(a) and Section 1060 of the Code) containing Buyer’s proposed allocation, of the purchase price and other items required under the Code among the assets of the Acquired Subsidiaries, including an attachment thereto allocating the amounts by “class”. Within thirty (30) days after receipt of such Form 8883, Parent will notify Buyer whether it disagrees with such proposed allocation and, in the event of such disagreement, the parties will make a good faith attempt to reach such agreement. In the event Parent does not raise any objection to such allocation, both Buyer and Parent shall prepare all Tax Returns in a manner consistent with such allocation. If Buyer and Parent are unable to resolve any dispute with respect to such allocation within 30 days following the date Parent notifies the Buyer of such dispute, such dispute shall be resolved by the Valuation Firm, and the fees and expenses of the Valuation Firm shall be borne by Buyer and Parent using the same methodology used in Section 2.5. The Parties shall cooperate in preparing, executing, and filing with each Taxing Authority all required information returns, including filing with the Internal Revenue Service all necessary information returns required by Section 1060 of the Code. The parties hereto shall make appropriate adjustments to the allocation (as finally determined under this Section) to reflect adjustments to the purchase price made after the Closing in accordance with this Agreement.

(b)     For all Tax reporting purposes, the parties shall report the Transactions consistent with the allocation, as finally determined under this Section 9.10, and to not take any position on any Tax Return or during the course of any audit or other proceeding inconsistent with such treatment or allocation unless required by a determination (as such term is defined under Section 1313 of the Code).

Section 9.11     Settlement of Closing Tax Amount.

(a)     In addition to the settlement as provided in Section 2.4 and Section 2.6, no later than five (5) Business Days after the notice to be issued by Buyer after all of the relevant Tax Returns are filed, (i) if the total of the Tax Payment Amount is more than the total of the Closing Tax Amount, the excess (to the extent such excess is an Indemnified Tax) shall be paid by Parent to Buyer and (ii) if the total of the Tax Payment Amount is less than the total of the Closing Tax Amount, the excess shall be paid by Buyer to Parent; provided, however, that such notice shall be delivered not later than eighteen (18) months after the Closing.

(b)     The Tax Payment Amount shall mean as follows;

(i)     With respect to Taxes for which the taxable period has ended on or prior to the Closing but as to which the corresponding Tax Return has not been filed on or prior to the Closing Date, the Tax Payment Amount shall be (1) the amount of Taxes stated in the relevant Tax Return minus (2) the amount of Taxes paid prior to the Closing Date with respect to such relevant Tax Return.

(ii)     With respect to Taxes for the Pre-Closing Straddle Period as to which the Tax Return in respect of such period is required to be filed after the Closing Date, the Tax Payment Amount shall be (1) the amount of Taxes calculated in accordance with Section 9.8 minus (2) the amount of Taxes paid prior to the Closing Date with respect to such relevant Tax Return.

Article X

Miscellaneous

Section 10.1     Fees and Expenses. Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions, this Agreement and the other Transaction Documents shall be paid by the party incurring or required to incur such fees or expenses.

Section 10.2     Amendment or Supplement. Except as provided in Section 5.9, this Agreement may be amended or supplemented in any and all respects by written agreement from each of Buyer and Parent and delivered by duly authorized officers of the respective parties.

Section 10.3     Waiver. At any time prior to the Closing, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.4     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by either party without the prior written consent of the other party; provided that following the Closing, each party may assign its rights, interests and obligations hereunder to its Affiliates, but such assignment shall not relieve such party of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.4 shall be null and void.

Section 10.5     Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 10.6     Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Disclosure Schedule, the Transaction Documents and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the Indemnitees and their Representatives under Section 5.8, (ii) the rights of each such Non-Recourse Party under Section 10.15, (iii) the rights of the Retained Counsel under Section 10.16 and (iv) as otherwise expressly provided herein, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.7     Governing Law; Jurisdiction.

(a)     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)     Other than disputes submitted to the Valuation Firm pursuant to Section 2.5(b) (which shall be addressed in accordance with the procedures set forth in Section 2.5(b)) (i) all actions and proceedings arising out of or relating to this Agreement or the Transaction Documents shall be exclusively heard and determined in the United States District Court for the Southern District of New York, (ii) no party shall attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)     Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.7 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article X. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.8     Specific Enforcement. The parties acknowledge that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, if for any reason Buyer or Parent shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. Prior to the Closing, to the extent any party hereto brings any action, claim, complaint or other proceeding, in each case, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

Section 10.9   WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM, INVESTIGATION OR PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.10   Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

If to Buyer or, after the Closing, any member of the Company Group to:

AGC, Inc.
1-5-1, Marunouchi
Chiyoda-ku, Tokyo 100-8405 JAPAN
Attention:	Shinichi Unayama and Junko Usami
Email:	shinichi-unayama@agc.com and junko.usami@agc.com

with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
Ebisu Prime Square Tower, 16F
1-1-39 Hiroo
Shibuya-ku
Tokyo 150-0012
Japan
Attention:	Stephen E. Chelberg
Email:	stephen.chelberg@squirepb.com

If to Parent or, before the Closing, any member of the Company Group to:

Park Electrochemical Corp.
48 S Service Road – Suite 300
Melville, NY 11747
Attention:	Mr. Benjamin Shore
Email:	benshore@parkelectro.com

with a copy (which shall not constitute notice) to:

Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attention:	Michael Ben and John Kanan
Email:	mben@honigman.com
jkanan@honigman.com

Section 10.11   Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.12   Assistance in Proceedings. Except in connection with any dispute (including any dispute under Section 2.5), claim (including any indemnification claim under this Agreement), or proceeding between or among Buyer, any Buyer Indemnified Person or any of their respective Affiliates or Representatives, on the one hand, and Parent, any Parent Indemnified Person or any of their respective Affiliates or Representatives, on the other hand (an “Excluded Proceeding”), subject to applicable Law, following the Closing, Buyer, each member of the Company Group and each of their respective Affiliates and Representatives shall cooperate with Parent in the contest or defense of any proceeding (other than an Excluded Proceeding) involving or relating to any action, circumstance, condition, failure to act, incident or transaction on or before the Closing Date involving any member of the Company Group or the Business.

Section 10.13   Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Accounting Principles” shall have the meaning set forth in Section 2.5(a).

“Acquired Subsidiaries” or “Acquired Subsidiary”) shall have the meaning set forth in the Recitals.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Estimated Consideration” means the sum of the Estimated Consideration attributable to the Acquired Subsidiaries, Nelco SG, and Neltec SA.

“Aggregate Final Consideration” means the sum of the Final Consideration attributable to the Acquired Subsidiaries, Nelco SG, and Neltec SA.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Arrangements” shall have the meaning set forth in Section 8.6(a).

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.8(a).

“Applicable Employees” shall have the meaning set forth in Section 5.12.

“Acquired Subsidiary Equity” shall have the meaning set forth in Section 1.2(a).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.2.

“Base Consideration” means One Hundred Forty-five Million Dollars ($145,000,000).

“Base Consideration Ratio” means, as applicable, 16% for the Acquired Subsidiaries, 82% for Nelco SG, and 2% for Neltec SA.

“Basket” shall have the meaning set forth in Section 8.3(a)(iii).

“Business” the business of designing, engineering, developing, testing, prototyping, manufacturing, distributing and selling high-technology digital and RF/microwave prepreg and laminate materials for the production of printed circuit boards, as currently conducted by the Company Group, Seller, PAPD, and Park Sales.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in New York, New York are authorized or required by Law to be closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Board” means the board of managers of Buyer.

“Buyer Indemnified Persons” shall have the meaning set forth in Section 8.3(a)(i).

“Buyer Material Adverse Effect” means any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Buyer of the Transactions.

“Cap” shall have the meaning set forth in Section 8.3(a)(iii).

“Cash” means cash, cash equivalents (including deposits in transit and automatic drafts from customer accounts, but reduced by outstanding checks in float) and marketable securities (including certificates of deposit).

“Cash Amount” means, as of the open of business on the Closing Date, the sum of all Cash held by each member of the Company Group.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means that the occurrence of any of the following: (a) the 30-day review period under Exon-Florio Amendment to the Defense Production Act, as amended, (“Exon-Florio Amendment”) shall have expired and the Parties shall have received notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under the Exon-Florio Amendment or there are no unresolved national security concerns, and all action under the Exon-Florio Amendment is concluded with respect to the transactions contemplated hereby, or (b) an investigation shall have been commenced after such 30-day review period and CFIUS shall have determined to conclude all action under the Exon-Florio Amendment without sending a report to the President of the United States, and the Parties shall have received notice from CFIUS that there are no unresolved national security concerns, and all action under the Exon-Florio Amendment is concluded with respect to the transactions contemplated hereby, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or the time permitted by law for such action shall have lapsed without any action taken.

“CFIUS Notice” means the joint filing contemplated under 31 C.F.R. § 800.401 (compliant with the requirements of 31 C.F.R. § 800.402 of the regulations) for the transaction contemplated by this Agreement.

“Claim Notice” shall have the meaning set forth in Section 8.4(a).

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.5(a).

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means Neltec, Nelco Products, Nelco SG, and Neltec SA.

“Company Group Material Adverse Effect” means (a) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise) or results of operations of the Company Group taken as a whole or (b) any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent of the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Group Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the Transactions, including any employee attrition and any impact on revenues or relationships with suppliers, customers or any other Persons having business dealings with Parent in respect of the Business or with any member of the Company Group; (ii) conditions affecting the industry in which the Company Group participates, general political conditions, the economy as a whole or the financial and capital markets in general (including currency fluctuations and interest rates) or the markets in which the Company Group operates; (iii)  compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (v) actions required to be taken under applicable Laws or Contracts; (vi) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vii) the failure of Parent or any member of the Company Group to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Group Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Group Material Adverse Effect)); (viii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; (ix) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; or (x) the imposition of sanctions, tariffs or other trade barriers by any Governmental Authority, (xi) any of the matters disclosed in the Disclosure Schedule; provided that, in the case of clauses (ii), (iv), (vi) and (viii) above, if such change, effect, event, occurrence, state of facts or development materially and disproportionately affects Parent or any member of the Company Group as compared to other Persons or businesses that operate in the industry in which Parent and the Company Group operate, then the material and disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Company Group Material Adverse Effect has or will occur.

“Company Group Organizational Documents” means the articles of incorporation and bylaws or other similar governing documents of each Member of the Company Group, as in effect as of the date of this Agreement.

“Company Group Plans” means each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not ERISA applies) and each other material employee benefit plan, program or arrangement, including any equity or equity-based, bonus, incentive compensation, retirement, deferred compensation, profit sharing, retention, change in control, severance compensation, salary continuation, sick leave, excess benefit, top hat, fringe benefit, or employment agreement, plan, Contract, program, fund or arrangement of any kind, for, or in respect of, any current or former employee, director or other service provider (or any dependents thereof) of any member of the Company Group, that any member of the Company Group sponsors, maintains or contributes to, or with respect to which any member of the Company Group has, or would reasonably be expected to have, any material liability.

“Compliance Representations” means all representations and warranties contained in Section 3.9 (Taxes).

“Compliance Representation Survival End Date” shall have the meaning set forth in Section 8.1.

“Confidentiality Agreement” means the confidentiality letter agreement, dated January 9, 2018, between Buyer and Parent.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement.

“D&O Claim” shall have the meaning set forth in Section 5.8(a).

“Damage Estimate” shall have the meaning set forth in Section 8.4(a).

“Damages” shall have the meaning set forth in Section 8.3(a)(i).

“Disclosure Schedule” shall have the meaning set forth in the preamble to Article III.

“EAR” shall have the meaning set forth in Section 3.8(a).

“Environmental Laws” means any applicable Law: (a) relating to pollution (or the cleanup thereof) or the protection of human health or the environment (including ambient air, soil, soil gas, surface water or groundwater, or subsurface strata); or (b) concerning the presence or, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; (c) providing a claim or cause of action, including under the common law, to any third party relating to pollution (or the cleanup thereof) or the protection of human health or the environment, or concerning the presence or exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; or (d) providing a contract-based claim, including for indemnity against Parent or any member of the Company Group, arising from pollution (or the cleanup thereof) or the protection of human health or the environment, or concerning the presence or exposure to, or the management, manufacture, use, containment, storage recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq., and the California Hazardous Substances Account Act, Cal. Health and Safety Code Div. 20, Chap. 6.8.

“Environmental Representation Survival End Date” shall have the meaning set forth in Section 8.1.

“Equity Interests” means, with respect to any Person, any issued and outstanding capital stock, membership interests or other similar interest, however designated, in the equity of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjusted Base Consideration” means, (a) the Base Consideration, plus (b) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, provided, that no adjustment shall be made unless such excess is more than $1,000,000 (in which case the adjustment will equal the amount in excess of $1,000,000), minus (c) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, provided, that no adjustment shall be made unless such excess is more than $1,000,000 (in which case the adjustment will equal the amount in excess of $1,000,000). Estimated Adjusted Base Consideration shall be calculated on a consolidated basis.

“Estimated Cash Amount” shall have the meaning set forth in Section 2.4(a).

“Estimated Consideration” means, for the Acquired Subsidiaries and each of Nelco SG and Neltec SA, as applicable, (a) the Estimated Adjusted Base Consideration multiplied by the applicable Base Consideration Ratio, plus (b) the respective Estimated Cash Amount for the Acquired Subsidiaries and each of Nelco SG and Neltec SA and minus (c) the respective Estimated Tax Payment Amount for the Acquired Subsidiaries and each of Nelco SG and Neltec SA. For the avoidance of doubt, the Estimated Consideration and each component comprising the Estimated Consideration shall be calculated separately for the Acquired Subsidiaries and each of Nelco SG and Neltec SA.

“Estimated Indebtedness Amount” shall have the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital Amount” shall have the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Proceeding” shall have the meaning set forth in Section 10.12.

“FCPA” shall have the meaning set forth in Section 3.8(a).

“Federal Laws” shall have the meaning set forth in Section 5.3(a).

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended.

“Final Adjusted Base Consideration” means (a) the Base Consideration, plus (b) the amount, if any, by which the Net Working Capital Amount as finally determined pursuant to Section 2.5(b) exceeds the Target Net Working Capital Amount, provided, that no adjustment shall be made unless such excess is more than $1,000,000 (in which case the adjustment will equal the amount in excess of $1,000,000), minus (c) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital Amount as finally determined pursuant to Section 2.5(b), provided, that no adjustment shall be made unless such excess is more than $1,000,000 (in which case the adjustment will equal the amount in excess of $1,000,000). The Final Adjusted Base Consideration shall be calculated on a consolidated basis.

“Final Consideration” means for the Acquired Subsidiaries and each of Nelco SG and Neltec SA, as applicable (a) the Final Adjusted Base Consideration multiplied by the applicable Base Consideration Ratio, minus (b) the respective Indebtedness Amount as finally determined pursuant to Section 2.5(b) for the Acquired Subsidiaries and each of Nelco SG and Neltec SA, plus (c) the respective Cash Amount as finally determined pursuant to Section 2.5(b) for the Acquired Subsidiaries and each of Nelco SG and Neltec SA and minus (d) the respective Closing Tax Amount for the Acquired Subsidiaries and each of Nelco SG and Neltec SA. For the avoidance of doubt, the Final Consideration and each component comprising the Final Consideration shall be calculated separately for the Acquired Subsidiaries and each of Nelco SG and Neltec SA.

“Financial Statements” shall have the meaning set forth in Section 3.5(a).

“Foreign Plan” means any Company Group Plan maintained outside of the United States.

“Fullerton Assets” means all of the assets, tangible and intangible (including without limitation all of the rights of Nelco Products under the associated real property lease) relating to the facility operated by Nelco Products in Fullerton, California.

“Fullerton Liabilities” means all of the liabilities arising under any Environmental Laws relating to the facility and operations conducted by Nelco Products in Fullerton, California and all liabilities solely related to the Fullerton Assets.

“Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization), Section 3.2(a) (Authority), Section 3.4 (Subsidiaries), the first sentence of Section 3.13(a) (Assets), Section 3.15 (Brokers), Section 4.1 (Organization), Section 4.2(a) (Authority), and Section 4.4 (Brokers).

“Fundamental Survival Period” shall have the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles in the United States.

“General Survival End Date” shall have the meaning set forth in Section 8.1.

“Governmental Authority” means any national, provincial, federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

“Hazardous Materials” means any materials or substances or wastes as to which liability or standards of conduct may be imposed under any Environmental Law.

“Indebtedness” means, without duplication, (a) any indebtedness for borrowed money (including the issuance of any debt security), (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of properties or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (d) any capital lease obligations, which for the avoidance of doubt shall be as determined in accordance with GAAP, (e) any change-in-control payments or similar obligations, (f) any outstanding liabilities of the Company Group to Affiliates of Parent (other than other members of the Company Group) not specifically assumed hereby, and (g) all accrued interest, guarantees, and prepayment premiums or penalties related to any of the foregoing.

“Indebtedness Amount” means, without duplication, the Indebtedness of each member of the Company Group on a consolidated basis as of the open of business on the Closing Date; provided that, “Indebtedness” shall not include (a) any liabilities related to intercompany debt between any members of the Company Group or (b) any obligations under operating leases.

“Indemnified Persons” shall have the meaning set forth in Section 8.3(b).

“Indemnified Taxes” means all (a) Taxes (or the non-payment thereof) of each member of the Company Group for Pre-Closing Tax Periods and the Pre-Closing Straddle Period, (b) all Taxes for Pre-Closing Tax Periods and the Pre-Closing Straddle Period of any member of an affiliated, consolidated, combined or unitary group of which a member of the Company Group is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (c) all Taxes for Pre-Closing Tax Periods and the Pre-Closing Straddle Period of any person (other than any member of the Company Group) imposed on any member of the Company Group as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (d) all Taxes attributable to the Reorganization Transactions, (e) all Taxes attributable to the transfer of manufacturing facilities from Nelco Products to Neltec, (f) all Taxes under Section 965 of the Code of each member of the Company Group regardless of any election that has been or will be made by Parent to pay such Taxes in eight annual installments, and (g) all Taxes of any member of the Company Group incurred on or after the Closing that will be triggered by the departure of any member of the Company Group from Parent’s consolidated group in the US or Park Nelco’s consolidated group in France; provided that, Indemnified Taxes shall not include any Taxes (i) included in the calculation of Estimated Net Working Capital Amount or Net Working Capital Amount, in each case, as finally determined under this Agreement, (ii) attributable to (A) any transaction engaged in by Buyer or any member of the Company Group (which occurs after the Closing at the direction of Buyer that is not contemplated by this Agreement) outside the ordinary course of business, (B) breach of the covenant in Section 9.3, or (C) Buyer’s financing of its obligations under this Agreement, or (iii) any Taxes included in the Closing Tax Amount.

“Indemnitee(s)” shall have the meaning set forth in Section 5.8(a).

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents and patent applications, (b) registered trademarks, trade names, service marks, logos, corporate names, internet domain names, and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing, (c) registered and unregistered copyrights, including copyrights in computer software, mask works and databases and (d) trade secrets and other proprietary know-how.

“IP Representation Survival End Date” shall have the meaning set forth in Section 8.1.

“IP Transfer Agreement” shall have the meaning set forth in Section 6.2(d)(x).

“IRS” means the U.S. Internal Revenue Service.

“ITAR” shall have the meaning set forth in Section 3.8(a).

“Knowledge” means the actual knowledge, as of the date of this Agreement, of the following individuals: Brian Shore, Benjamin Shore, Matt Farabaugh, Steve Gilhuley and Gus Petropoulos, Frank Alberto, Jean-Francois Le Rouzic, Robert Carson, Marty Kendrick, Christopher Mastrogiacomo, Anthony DiGaudio and Ronald Fleming.

“Latest Balance Sheet” shall have the meaning set forth in Section 3.5(a).

“Laws” shall have the meaning set forth in Section 3.8(a).

“Leased Real Property” shall have the meaning set forth in Section 3.13(c).

“Liens” means any pledge, hypothecation, lien, charge, encumbrance, deed of trust, mortgage, easement, encroachment and security interest of any kind or nature whatsoever in or on any asset, property or property interest; provided, however, that Liens shall not include those created by Buyer or any restrictions under securities laws.

“Nelco PRC” shall have the meaning set forth in the Recitals.

“Nelco PRC Equity” shall have the meaning set forth in the Recitals.

“Nelco PRC Liabilities” means all of the liabilities, direct or contingent, arising at any time from or relating in any way to Nelco PRC, including any liabilities that arise during or as the dissolution and liquidation of Nelco PRC.

“Nelco Products” shall have the meaning set forth in the Recitals.

“Nelco SG” shall have the meaning set forth in the Recitals.

“Nelco SG Contribution” shall have the meaning set forth in the Recitals.

“Nelco SG Equity” shall have the meaning set forth in the Recitals.

“Nelco SG Excluded Assets” means the assets set forth on set forth on Schedule 10.13-1.

“Neltec” shall have the meaning set forth in the Recitals.

“Neltec Europe” shall have the meaning set forth in the Recitals.

“Neltec SA” shall have the meaning set forth in the Recitals.

“Neltec SA Equity” shall have the meaning set forth in the Recitals.

“Neltec SA Individual Shareholders” shall have the meaning set forth in the Recitals.

“Neluk” shall have the meaning set forth in the Recitals.

“Net Working Capital Amount” means, on a consolidated basis for all members of the Company Group, (a) current assets (excluding income Tax assets and Cash) as of the open of business on the Closing Date, minus (b) current liabilities (excluding Indebtedness and income Tax liabilities and accruals for incentive program and profit sharing plans), each as of the open of business on the Closing Date, in each of the immediately preceding clauses (a) and (b), to the extent such current assets and current liabilities are designated as such on Exhibit A attached hereto. Exhibit A attached hereto sets forth an example of the calculation of the Net Working Capital Amount as of May 27, 2018. Such calculation is included for reference purposes only, and neither Parent nor any member of the Company Group makes any representation or warranty, and shall not incur any liability, in respect thereof.

“Non-Recourse Party” means, with respect to a party to this Agreement, any of such party’s former, current and future direct or indirect equity holders, controlling Persons, directors, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, managers, general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing).

“NWC Adjustment Amount” shall have the meaning set forth in Section 2.4(a)

“Objections Statement” shall have the meaning set forth in Section 2.5(b).

“Oracle License” means that certain Software License and Services Agreement, dated February 23, 1996, by and between Oracle Corporation and Nelco International Corporation.

“Outside Administrative Counsel” shall have the meaning set forth in Section 5.3(c).

“Outside Date” shall have the meaning set forth in Section 7.1(b)(i).

“Owned IP” shall have the meaning set forth in Section 3.12(a).

“Owned Real Property” shall have the meaning set forth in Section 3.13(b).

“PAPD” shall have the meaning set forth in the Recitals.

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” means the Park Electrochemical Corp. Employees’ Profit Sharing and 401(k) Retirement Savings Plan sponsored by Parent.

“Parent Benefit Plans” means each of Parent 401(k) Plan, Parent Welfare Benefit Plan, Parent Stock Option Plan, and any other Company Group Plans that are sponsored and maintained by Parent or an Affiliate of Parent that is not a member of the Company Group.

“Parent Benefit Plans Termination” shall have the meaning set forth in Section 6.2(d)(xi).

“Parent Indemnified Persons” shall have the meaning set forth in Section 8.3(b).

“Parent Organizational Documents” means the certificate of incorporation and bylaws of Parent, as in effect as of the date of this Agreement.

“Parent Representations” means the representations and warranties of Parent expressly and specifically set forth in Article III of this Agreement, as modified by the Disclosure Schedule. For the avoidance of doubt, Parent Representations are made solely by Parent.

“Parent Stock Option Plan” means the Park Electrochemical Corp. 2002 Stock Option Plan.

“Parent Welfare Benefit Plan” means the Park Electrochemical Corp. Employee Health and Life Benefit Plan, Plan No. 504.

“Park Sales” shall have the meaning set forth in the Recitals.

“ParkNelco” shall have the meaning set forth in the Recitals.

“Permits” shall have the meaning set forth in Section 3.8(a).

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other governmental charges which are not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by Parent or any member of the Company Group; (b) mechanics’, materialmens’, carriers’, workers’, repairers’, landlords’ and other statutory Liens arising or incurred in the ordinary course of business; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities; (d) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Business; (e) public roads and highways; (f) matters that would be disclosed by an inspection or survey of each parcel of real property; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) purchase money Liens and Liens securing rental payments under capital lease arrangements; (i) Liens set forth on Schedule 10.13-2; (j) leases and subleases or other occupancy agreements to third party tenants disclosed on Schedule 3.13(c); (k) terms and conditions of the leases or other occupancy agreements pursuant to which Parent or any member of the Company Group is a tenant or occupant disclosed on Schedule 3.13(c); (l) deposits to secure the performance of leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (m) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (n) Liens that are disclosed in public records; (o) Liens created by Buyer; and (p) such other Liens that, individually or in the aggregate, would not have a Company Group Material Adverse Effect.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“PRC Side Letter” shall have the meaning set forth in Section 5.16.

“Pre-Closing Straddle Period” shall have the meaning set forth in Section 9.8.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 9.3.

“Preliminary Statement” shall have the meaning set forth in Section 2.5(a).

“Proprietary Information” means all information furnished directly or indirectly by Parent or any of its Affiliates or Representatives to Buyer, including, without limitation, confidential information relating to Parent’s businesses, facilities, products, intellectual property, know-how, techniques and processes, which may include confidential information relating to product specifications, market strategy and future products (e.g., concepts, opinions, data, forecasts, schedules, designs, requests for proposal or quotes), technical, process and business information and techniques, operating, manufacturing and selling costs, prices and pricing strategy, customer lists and customer information, employee information and compensation information, machinery and equipment, techniques, processes, know-how, formulations, solutions, compositions, designs, sketches, photographs, graphs, drawings, specifications, systems and technologies (e.g., data, processes, findings, ideas, inventions, records, reports, concepts and samples), plans, technical information, trade secrets, software programs, data files, source codes, computer chips, system designs and other proprietary information, such as treater technology, mix technology, prepreg technology, resin formulation technology, and prepreg, laminate, composite materials and composite parts production processes, in each case whether or not marked as confidential, whether oral, written, electronic or in any other media, and regardless of the manner in which it is furnished or observed, but in every case, only to the extent that Parent or its Affiliates treats the information as confidential when disclosed and maintains the confidentiality of such information after disclosure to Buyer, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by Buyer or any of its Affiliates or Representatives that contain, reference, reflect or are based upon, in whole or in part, any information so furnished to Buyer or its Affiliates or Representatives pursuant thereto (such notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials).

“Purchased Equity” shall mean the Acquired Subsidiary Equity, the Neltec SA Equity, and the Nelco SG Equity.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, soil, soil gas, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the soil, surface water or groundwater.

“Reorganization Transactions” shall have the meaning set forth in the Recitals.

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (in each case solely to the extent acting in such capacity on behalf of such Person) retained by such Person or any of its controlled Affiliates, together with directors, managers, officers and employees of such Person and its Subsidiaries.

“Response Period” shall have the meaning set forth in Section 8.4(b).

“Restraint” shall have the meaning set forth in Section 6.1(a).

“Restricted Business” means the Business as presently conducted.

“Retained Business” means the aerospace business and any other business or activities conducted by Parent or any of its Affiliates, joint ventures, Subsidiaries or divisions (excluding the Company Group) as of, or prior to, the Closing Date, and any natural extensions thereof.

“Retained Counsel” shall have the meaning set forth in Section 10.16.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule” means the Disclosure Schedule.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.4.

“SG Holdco” shall meaning set forth in the Recitals.

“Standard Representations” means all representations and warranties contained in this Agreement, the Disclosure Schedule, any Exhibit, or any other certificate, document, or other writing delivered in connection with this Agreement (other than the Fundamental Representations, the Compliance Representations and the representations and warranties set forth in Section 3.11 and 3.12).

“Straddle Period” shall have the meaning set forth in Section 9.8.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Target Net Working Capital Amount” means $17.5 million.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and other taxes of any kind whatsoever, and all interest, penalties, fines or additions to tax imposed by any Governmental Authority in connection with any of the foregoing.

“Tax Contest” shall have the meaning set forth in Section 9.5.

“Tax Indemnification” shall have the meaning set forth in Section 8.1.

“Tax Returns” means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

“Third-Party Approvals” shall have the meaning set forth in Section 6.2(d)(iii).

“Third-Party Claim” shall have the meaning set forth in Section 8.4(a).

“Threshold Basket” shall have the meaning set forth in Section 8.3(a)(iii).

“Trade Law” means any Law concerning the import, export or re-export of products, services or technology, corruption, bribery, sanctions, anti-boycott measures or blocking statutes, embargoes or restrictions on trade with designated countries, geographies or Persons, antidumping, countervailing duty, the authorization to hold an ownership interest in a business located in a foreign country, foreign ownership of a domestic business, holding foreign currency, repatriating funds, anti-money laundering or making or receiving international payments, including the Export Administration Act; the Export Administration Regulations; the International Emergency Economic Powers Act; the Trading with the Enemy Act; the National Emergencies Act; the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act; the U.S. Iran Threat Reduction and Syria Human Rights Act; the U.S. Iran Freedom and Counter-Proliferation Act; the Arms Export Control Act; the International Traffic in Arms Regulations; European Union Council Regulation (EC) 428/2009; European Union Council Regulation (EU) 833/2014; European Union Council Regulation (EU) 1351/2014; Laws primarily administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce’s Bureau of Industry and Security or the U.S. Department of State’s Directorate of Defense Trade Controls; the Foreign Corrupt Practices Act; the U.K. Bribery Act; Laws implementing the OECD Convention on Combating Bribery of Foreign Officials; anti-bribery or anti-corruption Laws under the Criminal Law of the People’s Republic of China; anti-boycott Laws administered by the U.S. Departments of Commerce or the Treasury; Laws primarily implementing the North American Free Trade Agreement; the Tariff Act; the Defense Production Act; the Foreign Investment and National Security Act; Laws primarily administered, issued or enforced by United States Customs and Border Protection; the USA PATRIOT Act; the U.S. Money Laundering Control Act; the U.S. Bank Secrecy Act, in each case, as amended, and including any implementing Laws promulgated thereunder.

“Transaction Documents” means this Agreement, the IP Transfer Agreement, the Transition Services Agreement and each other agreement executed pursuant to this Agreement and each other document or certificate contemplated hereby or thereby.

“Transaction Expenses” means all fees and expenses payable, at or prior to the Closing, in connection with the transactions contemplated by this Agreement by any member of the Company Group or their Affiliates, in each case, that remain unpaid as of the open of business on the Closing Date, including bonuses and other liabilities required to be assumed and paid by Parent or its Affiliates relating to the Transferred Employees. In no event shall “Transaction Expenses” be deemed to include any fees and expenses to the extent incurred by or at that direction of Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the Transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the Transactions contemplated hereby (including any fees payable to any financing institution or the Company Group’s accountants on behalf of Buyer or its Affiliates).

“Transaction Information” means the existence or terms of this Agreement and the Confidentiality Agreement, that Proprietary Information has been made available, that Buyer is considering the Transactions and any other transaction involving Parent, that Buyer is subject to any of the restrictions set forth in this Agreement or the Confidentiality Agreement, that investigations, discussions or negotiations are taking or have taken place concerning the Transactions or involving Parent, any term, condition or other matter relating to the Transactions or such investigations, discussions or negotiations, including, without limitation, the status thereof, or any information that could enable such other person to identify Parent or any of its Affiliates as a party to any discussions or negotiations with Buyer.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” shall have the meaning set forth in Section 9.4.

“Transferred Employee” has the meaning set forth in Section 5.11.

“Transferred PAPD Assets” means the properties, assets, rights, liabilities and obligations of PAPD listed on Schedule 10.13-3, as contributed to Neltec pursuant to the Reorganization Transactions.

“Transferred Parent Assets” means the properties, assets, rights, liabilities and obligations of Parent listed on Schedule 10.13-4, as contributed to Neltec pursuant to the Reorganization Transactions.

“Transition Services Agreement” means the transition services agreement referred to in Section 5.17.

“U.S. Plan” means any Company Group Plan sponsored and maintained by a Company Group entity in the United States.

“Valuation Firm” shall have the meaning set forth in Section 2.5(b).

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Law.

Section 10.14   Interpretation.

(a)      When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “$” and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided. As used in this Agreement “willful breach” shall mean a breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by a party with the actual knowledge that the taking of such act or failure to act would cause a breach. The word “shall” denotes a directive and obligation, and not an option. All references to “party” shall mean Buyer and Parent unless otherwise specifically provided. All references to “parties” shall mean Buyer or Parent unless otherwise specifically provided. All terms defined in this Agreement shall have such defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors. For purposes of this Agreement, if Parent or a Person acting on its behalf posts a document to the online data room hosted on behalf of Parent by Merrill DataSite, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to Buyer by Parent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(b)     The Disclosure Schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations, warranties or provisions contained in Article I or Article III or to one or more of the covenants contained in ARTICLE V, except that any information set forth in one section of the Disclosure Schedule shall be deemed to apply to all other sections or subsections thereof to the extent the relevance of such information to such other section of the Disclosure Schedule is reasonably apparent on its face. The Disclosure Schedule is qualified in its entirety by reference to the specific provisions of this Agreement, and is not intended to constitute, and shall not be deemed to constitute, representations, warranties or covenants of the parties, except as (and solely to the extent) expressly set forth in this Agreement. Information contained in the Disclosure Schedule is not necessarily limited to information required to be contained in the Disclosure Schedule by this Agreement.

(c)      The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedule or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedule or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement, in the Disclosure Schedule or any Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

(d)       Any reference to “fraud” shall mean only willful and intentional fraud.

Section 10.15   No Recourse.  Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement acknowledge on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party with respect to a party to this Agreement shall have any liability relating to this Agreement or any of the Transactions except to the extent expressly agreed to in writing by such Non-Recourse Party.

Section 10.16   Provision Respecting Legal Representation.  It is acknowledged by each of the parties hereto, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that Parent and Company Group have retained Honigman Miller Schwartz and Cohn LLP (the “Retained Counsel”) to act as their counsel in connection with the Transactions and that the Retained Counsel have not acted as counsel for any other party hereto in connection with the Transactions and that none of the other parties hereto has the status of a client of any of the Retained Counsel for conflict of interest or any other purposes as a result thereof. Buyer and its Subsidiaries hereby agree, on their own behalf and on behalf of their respective directors, managers, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between Buyer, any member of the Company Group and/or any of their Subsidiaries on the one hand, and Parent or any of its equityholders or Affiliates, on the other hand, any of the Retained Counsel may represent Parent and any of its equityholders or Affiliates in such dispute even though the interests of Parent or any of its equityholders or Affiliates may be directly adverse to Buyer, a member of the Company Group or any of their Subsidiaries, and even though such Retained Counsel may have represented Parent and such member(s) of the Company Group in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, a member of the Company Group or any of their Subsidiaries. Buyer further acknowledges that, as to all communications among the Retained Counsel, Parent or any of its equityholders or Affiliates, or any member of the Company Group that relate in any way to the Transactions contemplated by this Agreement, the attorney–client privilege and the expectation of client confidence belongs to Parent, and shall not pass to or be claimed by Buyer or any member of the Company Group following the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any member of the Company Group and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, such member of the Company Group may assert the attorney-client privilege to prevent disclosure of confidential communications by any of the Retained Counsel to such third party or the use thereof by such Retained Counsel in connection with its representation of a party in such dispute; provided, however, that no member of the Company Group may waive such privilege without the prior written consent of Parent.

Section 10.17   Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BUYER:

AGC, INC.

By: /s/ Takuya Shimamura
Name: Takuya Shimamura
Title: CEO

SELLER:

PARK ELECTROCHEMICAL CORP.

By: /s/ Brian E. Shore
Name: Brian E. Shore
Title: Chairman and Chief Executive Officer

PARKNELCO SNC

By: Park Electrochemical Corp.
Its: General Manager

By: /s/ Stephen E. Gilhuley
Name: Stephen E. Gilhuley
Title: Executive Vice President – Administration and Secretary